Exhibit 10.112

EXECUTION COPY

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (the “Agreement”) is entered into as of November 16, 2011 by and among (i) General Maritime Corporation (“GMR”) and all of its subsidiaries (the “Company”), (ii) the undersigned lenders (the “Supporting $550 Million Credit Facility Lenders”) under the $550 Million Credit Facility (as defined below), (iii) the undersigned lenders (the “Supporting $372 Million Credit Facility Lenders,” and together with the Supporting $550 Million Credit Facility Lenders, the “Supporting Credit Facility Lenders”) under the $372 Million Credit Facility (as defined below), and (iv) the undersigned lenders (the “Supporting Oaktree Lenders,” and together with the Supporting Credit Facility Lenders, the “Supporting Creditors”) under the Oaktree Facility (as defined below).  The Company, the Supporting Creditors and each other person that becomes a party to this Agreement in accordance with the terms hereof shall be referred to herein individually as a “Party” and collectively as the “Parties.” The Supporting Creditors each hold the claims described on their signature page attached hereto.

RECITALS

WHEREAS, the Company entered into that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2011, for a $550 million secured revolving credit facility (as amended, the “$550 Million Credit Facility”) among GMR, as parent, Arlington Tankers, Ltd. (“Arlington”) and General Maritime Subsidiary II Corporation (“GMSC II”) as guarantors, General Maritime Subsidiary Corporation (“GMSC”) as borrower, various lenders, and Nordea Bank Finland Plc, New York Branch (“Nordea”) as administrative agent and collateral agent;

WHEREAS, the Company entered into that certain Amended and Restated Credit Agreement, dated as of May 6, 2010, for a $372 million secured revolving and term loan credit facility (as amended, the “$372 Million Credit Facility” and together with the $550 Million Credit Facility, the “Prepetition Senior Facilities”) among GMR, as parent, Arlington and GMSC as guarantor, GMSC II as borrower, various lenders and Nordea as administrative agent and collateral agent;

WHEREAS, the Company entered into that certain Amended and Restated Credit Agreement, dated as of May 6, 2011 for a $200 million secured term loan facility (as amended, the “Oaktree Facility”) among GMSC and GMSC II, as borrower, GMR and Arlington as guarantors, OCM Marine Investments CTB, Ltd., as initial lender and OCM Administrative Agent, LLC as administrative agent and collateral agent;

WHEREAS, the Company issued $300 million of senior unsecured notes (the “Notes”) under that certain indenture dated as of November 12, 2009 among GMR, the subsidiary guarantor parties and the Bank of New York Mellon, as trustee for 12% Senior Notes due 2017 (as amended the “Indenture,” and, collectively with the $550 Million Credit Facility, the $372 Million Credit Facility, the Oaktree Facility, the “Debt Instruments”);

WHEREAS, as of the date hereof, the Company has issued and outstanding approximately 121.5 million shares of common stock (the “Public Equity”);

WHEREAS, the Company’s board of directors has determined that a financial restructuring is advisable and in the best interests of its stockholders and creditors;

WHEREAS, the Parties have negotiated and agreed to support a proposed restructuring of the capital structure of the Company in accordance with the term sheet as of the date hereof (the “Term Sheet”) attached hereto as Exhibit A and incorporated herein by reference;

WHEREAS, one or more of the Supporting Oaktree Lenders or their affiliates have agreed to provide the Company with equity financing in the amount of $175 million (the “Equity Commitment”), in accordance with the terms and conditions specified in the commitment letter attached hereto as Exhibit B (the “Equity Commitment Letter”);

WHEREAS, in connection with the Supporting Oaktree Lenders’ agreement to provide the Equity Commitment (directly or through a designated affiliate), the Company has agreed to provide, subject to Bankruptcy Court approval and on the conditions set forth herein, the Supporting Oaktree Lenders or a designated affiliate with (1) the Commitment Fee, (2) the Break-Up Fee and (3) the Expense Reimbursement (each as defined in section 2 hereof);

WHEREAS, pursuant to the terms of this Agreement, the Parties have agreed to support a restructuring of the Company’s capital structure and financial obligations pursuant to the Plan (as defined below) containing the terms and conditions set forth in the Term Sheet (the “Restructuring”); and

WHEREAS, under the Term Sheet and the Plan, the holders of debt in the $550 Million Credit Facility, the $372 Million Credit Facility, the Oaktree Facility and the Notes will each be separated into its own class (the “Class”).

NOW, THEREFORE, in consideration of the recitals stated above and the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                                   The Restructuring.

(a)                                  The Restructuring will be implemented pursuant to a bankruptcy case (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, as amended, (the “Bankruptcy Code”) in accordance with this Agreement and the exhibits attached hereto (which are incorporated herein by reference).

(b)                                 On or prior to November 17, 2011, the Company shall file voluntary petitions to commence the Bankruptcy Case under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in accordance with the Term Sheet and the conditions set forth therein.

(c)                                  In accordance with that certain Credit Agreement to be dated as of November 17, 2011 (as same may be amended from time to time in accordance with its terms) (the “DIP Credit Agreement”), certain lenders under the Prepetition Senior Facilities will provide a debtor-in-possession financing facility (the “DIP Financing”) in the amount of $75 million in accordance with the commitment letter attached hereto as Exhibit C (the “DIP Commitment Letter”), provided, however, that (i) prior to termination of this Agreement in accordance with section 13 hereof, utilization of any amount in excess of $75 million in connection with the DIP Financing shall, in addition to all other conditions and approvals set forth in the DIP Commitment Letter and the DIP Financing documentation with respect to the DIP Financing, require the entry of an order other than the interim or final order and the prior written consent of the Supporting Oaktree Lenders (which consent shall not be unreasonably withheld); and (ii) following termination of this Agreement in accordance with section 13 hereof, utilization of any amount in excess of $75 million in connection with the DIP Financing shall, in addition to all other conditions and approvals set forth in the DIP Commitment Letter and the DIP Financing documentation with respect to the DIP Financing, require entry of an order other than the interim or final order approving the DIP Financing, subject to the Supporting Oaktree Lenders’ rights to object to such relief to the extent provided for in those certain Intercreditor Agreements dated May 6, 2011 by and among GMR, OCM Administrative Agent, LLC and Nordea (the “Intercreditor Agreements”).

(d)                                 Incorporation of the Exhibits.  The Term Sheet, the Equity Commitment Letter, the DIP Commitment Letter, the Milestones and the Transferee Acknowledgment (each as defined herein) (collectively, the “Exhibits”) are expressly incorporated herein by reference and are made part of this Agreement.  References to “the Agreement,” “this Agreement,” “herein” or “hereof” include this Agreement and each of the Exhibits.  In the event the terms and conditions as set forth in the Exhibits and this Agreement are inconsistent, the terms and conditions as set forth in this Agreement shall govern.

(e)                                  Definitive Documents.  Each of the Parties hereto agrees to negotiate in good faith the Definitive Documents (as defined in the Term Sheet), including a plan of reorganization (the “Plan”), a disclosure statement describing the Plan (the “Disclosure Statement”), and an equity commitment agreement (the “Equity Commitment Agreement”) concerning the Restructuring and the transactions contemplated by the Term Sheet, as reasonably necessary and appropriate to consummate the Restructuring, each of which shall be consistent with the Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Company and the Requisite Supporting Creditors (as defined in section 8(c) hereof).  As used herein, the terms “Restructuring” and “Plan” shall include Definitive Documents in respect of the New Senior Loans (as defined in the Term Sheet) that are in form and substance reasonably acceptable to either (i) if the Steering Committee (as defined in the DIP Credit Agreement) consists of four or more members, all but one of the Steering Committee Lenders (as defined in the DIP Credit Agreement) or (ii) if the Steering Committee consists of three or fewer Steering Committee Lenders, each Steering Committee Lender; provided that for purposes of this Agreement, the Credit Parties (as defined in the DIP Credit Agreement) shall be entitled to rely on the decision of the Steering Committee unless they are informed otherwise at the time of reliance thereon.

2.                                                   Commitment Fee, Break-Up Fee and Expense Reimbursement.

(a)                                  The Company hereby agrees and acknowledges that the Oaktree Fees (as defined below) are integral to this Agreement and the Supporting Oaktree Lenders’ agreement to proceed with the Restructuring on the terms set forth herein. Accordingly, subject to Bankruptcy Court approval, the Company hereby agrees to provide the following consideration to the Supporting Oaktree Lenders or their designated affiliate in exchange for the Supporting Oaktree Lenders’ agreement to enter into the Equity Commitment Agreement (directly or through a designated affiliate) pursuant to the terms hereof:

(i)                                     a commitment fee payable to the Supporting Oaktree Lenders or their designated affiliate in the form of 5-year penny warrants exercisable for up to 5.0% of the Reorganized Equity (as defined in the Term Sheet) upon terms satisfactory to the Supporting Oaktree Lenders and the Company (the “Commitment Fee”);

(ii)                                  a break-up fee payable to the Supporting Oaktree Lenders or their designated affiliate in cash in an amount equal to $12.5 million, which fee shall be junior, and subject to the prior satisfaction in full (as provided in section 2(b)(ii) hereof) of all outstanding obligations under the Prepetition Senior Facilities (including, for the avoidance of doubt, all obligations under Interest Rate Protection Agreements and Other Hedging Agreements as defined thereunder) and the DIP Financing, including any related adequate protection obligations (the “Break-Up Fee”); and

(iii)                               reimbursement of all reasonable and documented advisor fees and out-of-pocket costs and expenses, which have been or are incurred in anticipation of, during or otherwise in connection with the Chapter 11 Cases, including in connection with the negotiation, preparation and implementation of the transactions contemplated under the Plan, this Agreement, the Equity Commitment Letter, the Term Sheet or the Equity Commitment Agreement, payable to the Supporting Oaktree Lenders or their designated affiliate (including, for the avoidance of doubt, the Supporting Oaktree Lenders’ costs and expenses incurred in connection with collecting the Break-Up Fee) (the “Expense Reimbursement” and, collectively with the Commitment Fee and the Break-Up Fee, the “Oaktree Fees”).

(b)                                 Subject only to the Bankruptcy Court’s approval of the Oaktree Fees in accordance with the terms hereof, the Company shall pay the Oaktree Fees as follows:

(i)                                     the Commitment Fee shall be paid to the Supporting Oaktree Lenders or their designated affiliate on the effective date of the Plan;

(ii)                                  in the event this Agreement is terminated by the Company pursuant to section 13(a)(ii), the Company shall pay the Break-Up to the Supporting Oaktree Lenders or their designated affiliate on or before the consummation of a transaction (but, for the avoidance of doubt, not a credit bid by the Supporting Credit Facility Lenders or the lenders under the DIP Credit Agreement) other than the Plan (an “Alternative Transaction”) following the satisfaction of the outstanding obligations under the Prepetition Senior Facilities and the DIP Financing in full, in cash or other treatment acceptable to the Supporting Credit Facility Lenders.  The Company shall direct that the Break-Up Fee is paid directly to the Supporting Oaktree Lenders or their designated affiliate on or before the effective date of such Alternative Transaction; and

(iii)                               the Expense Reimbursement shall be paid during the course of the Chapter 11 Cases and following the effective date of the Plan or, in the event such effective date does not occur, through and including the date of termination of this Agreement and the Equity Commitment Agreement.  The Expense Reimbursement shall be junior and subject to the outstanding obligations under the Prepetition Senior Facilities and the DIP Financing, including any related adequate protection obligations.

The Break-Up Fee and the Expense Reimbursement shall constitute administrative expense obligations of the Company pursuant to sections 503 and 1129(a)(4) of the Bankruptcy Code, or otherwise.

3.                                                   Restructuring and Related Support.

(a)                                  The Company’s Obligations.  Prior to termination of this Agreement, the Company agrees to:

(i)                                     subject to the terms and conditions of this Agreement and in accordance with the terms hereof, from the date hereof through the pendency of the Chapter 11 Cases, the Company (including, for the avoidance of doubt, any affiliates or subsidiaries of GMR that are not debtors-in-possession in the Chapter 11 Cases) will operate in the ordinary course of business consistent with past practice and the DIP Budget and use its commercially reasonable efforts to keep intact the assets, operations and relationships of its business and will promptly inform the Supporting Creditors about all occurrences that may have a material adverse effect on the assets, operations or relationships of the Company’s businesses;

(ii)                                  use reasonable commercial efforts to (A) support and complete the Restructuring and all transactions contemplated under the Plan and Term Sheet in accordance with the deadlines specified in the milestones set forth on Exhibit D attached hereto and incorporated herein by reference (the “Milestones”), (B) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under the Plan and the Term Sheet, and (C) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;

(iii)                               notwithstanding anything else herein, following the commencement of the Chapter 11 Cases and up to the beginning of the hearing regarding confirmation of the Plan, the Company may solicit, initiate, respond to, discuss, negotiate, encourage and seek to assist the submission of alternative equity commitment proposals concerning an Alternative Transaction;

(iv)                              the Company will provide periodic reports concerning the status of discussions and negotiations concerning an Alternative Transaction (if any) to the Supporting Creditors; and

(v)                                 take no actions that are inconsistent with this Agreement, the Exhibits, or the expeditious confirmation and consummation of the Plan; provided, however, that notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any director or officer of the Company, in such person’s capacity as a director or officer of the Company, to take any action, or to refrain from taking any action, to the extent required to comply with its fiduciary obligations under applicable law.

(b)                                 The Supporting Creditors’ Obligations.  Prior to the termination of this Agreement, and subject to the terms and conditions of this Agreement, each Supporting Creditor (severally and not jointly) agrees to perform and comply with the following obligations, which obligations shall become effective as set forth in section 8 below:

(i)                                     The Supporting Creditor shall (A) support approval of the DIP Financing, (B) neither oppose nor object to the DIP Financing (including, for the avoidance of doubt, proposing or supporting debtor-in-possession financing other than the DIP Financing) and (C) neither join in nor support any objection to the DIP Financing, each subject to the Supporting Oaktree Lenders’ rights as set forth in section 1(c) hereof.

(ii)                                  The Supporting Creditor shall (A) support approval of the Disclosure Statement, (B) neither oppose nor object to the Disclosure Statement, and (C) neither join in nor support any objection to the Disclosure Statement.

(iii)                               If the Bankruptcy Court allows the Company to solicit acceptances of the Plan, and provided that the Supporting Creditor has been properly solicited pursuant to section 1125 of the Bankruptcy Code, the Supporting Creditor shall (A) timely vote to accept the Plan and not thereafter withdraw or change such vote provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof, (B) to the extent such election is available, not elect on its ballot to preserve claims, if any, in respect of the applicable Debt Instrument each Supporting Creditor may own or control that may be affected by any releases expressly contemplated by the Term Sheet and provided for under the Plan; and (C) support approval and confirmation of the Plan.

(iv)                              The Supporting Creditor shall not (A) oppose or object to the Plan or the solicitation of the Plan, (B) join in or support any objection to the Plan or the solicitation of the Plan or (C) otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by the Company in connection with the confirmation of the Plan, it being understood that the Restructuring shall constitute an “Acceptable Plan” as defined in the DIP Commitment Letter and the documentation with respect to the DIP Financing.

(v)                                 The Supporting Creditor shall not directly or indirectly (A) participate in the formulation of, file, or prosecute any alternative plan, sale, proposal , or offer of dissolution, winding up, liquidation, reorganization, merger or alternative restructuring of the Company (other than as provided in the Term Sheet or this Agreement), (B) join in, support or vote for any alternative plan or restructuring, including, without limitation, express support in writing of, or enter into any form of plan support agreement with respect to any alternative plan or restructuring, or (C) take any action to alter, delay or impede approval of the Disclosure Statement and confirmation and consummation of the Plan and any related documents.

(c)                                  Nothing in this Agreement shall, or shall be deemed to, prohibit any Supporting Creditor or its officers or representatives, from appearing as a party-in-interest in any matter to be adjudicated in the Bankruptcy Case if such appearance and the positions advocated in connection therewith are for the purposes of contesting whether any matter, fact or thing, is a breach of, or inconsistent with, this Agreement.

(d)                                 This Agreement shall not, and shall not be deemed to, impair, prohibit, limit or restrict, any Supporting Creditor, its officers, directors, advisors, agents, attorneys or other representatives, from: (i) engaging in discussions (or asserting any position of any kind or character in such discussions) with any person, including third party investors or other financing sources, with whom the Company has previously entered into a confidentiality agreement; provided, however, that such discussions shall not be inconsistent with the terms of this Agreement; (ii) engaging in discussions (or asserting any position of any kind or character in such discussions) with or among, any or all of: the Company, its stockholders, officers, representatives or advisors, any other Supporting Creditor or its affiliates, or any of their respective officers, representatives or advisors; provided, further however, that such discussions shall not be inconsistent with the terms of this Agreement.

(e)                                  Nothing in this Agreement shall impair, prohibit, limit or restrict the rights of the Directing Parties (as defined in the DIP Credit Agreement) to require the Company to commence, or the obligation of the Company to commence, an “Acceptable Sale Process” as contemplated by the DIP Commitment Letter and as set forth in the DIP Credit Agreement, or the right of lenders under the Prepetition Senior Facilities or the DIP Financing to credit bid their claims in connection therewith, including as a stalking horse bidder, which the Supporting Oaktree Lenders hereby support and agree not to oppose or object or join or support any third party in doing so (unless otherwise consented to by the Supporting Credit Facility Lenders in writing); provided, however, that in the event the Company pursues an Acceptable Sale Process, this Agreement and the Equity Commitment as contemplated by the Equity Commitment Letter shall be subject to the Company’s termination right set forth in section 13(a)(iv) hereof (solely with respect to this Agreement), and the Oaktree Supporting Lenders’ termination right set forth in section 13(c)(xiii) hereof. Except as expressly set forth in this Agreement, nothing herein shall impair, prohibit, limit or restrict the rights of any Supporting Creditor under the Intercreditor Agreements to which it is a party.  For the avoidance of doubt, the Supporting Oaktree Lenders may participate in any Acceptable Sale Process.  This section 3(e) shall survive the termination of this Agreement.

4.                                       Withdrawal of Plan Support.  Each Supporting Creditor shall not withdraw or revoke (a) its support of the Plan pursuant to this Agreement, and (b) any properly solicited vote to accept the Plan, in each case, unless this Agreement has been terminated in accordance with its terms.  For purposes of clarity, this section 4 shall not affect an Original Supporting Credit Facility Lender’s (as defined below) ability to terminate this Agreement in accordance with section 13(d) hereof.

5.                                       Acknowledgements.  Each Party acknowledges that (a) no securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company and (b) that this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of the Plan pursuant to section 1125 of the Bankruptcy Code.  Acceptance of the Plan will not be solicited until the Bankruptcy Court has approved the Disclosure Statement and related ballots, and such Disclosure Statement and ballots have been transmitted to parties entitled to receive the same in accordance with an order of the Bankruptcy Court.

6.                                       Limitations on Transfer of Interests in the Debt Instruments.  Each Supporting Creditor shall not (a) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Supporting Creditor’s interest in the applicable Debt Instrument in whole or in part, or (b) grant any proxies, deposit any of such Supporting Creditor’s interests in the applicable Debt Instrument into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (a) and (b), the “Transfer”), unless such Transfer is to another Supporting Creditor party to this Agreement or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Company a transferee acknowledgment substantially in the form attached hereto as Exhibit E (the “Transferee Acknowledgment”) and is capable of fulfilling its obligations under this Agreement, as reasonably determined by the Company and the Requisite Supporting Creditors. With respect to Debt Instruments held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Supporting Creditor set forth in section 14 of this Agreement.  Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.  Any Transfer made in violation of this section 6 shall be deemed null and void and of no force or effect, regardless of any prior notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee (it being understood that the putative transferor shall continue to be bound by the terms and conditions set forth in this Agreement).

7.                                       Further Acquisition of Indebtedness.  This Agreement shall in no way be construed to preclude any Supporting Creditor or any of its affiliates from acquiring additional interests in the Debt Instruments or Public Equity.  Any such additional interests shall automatically be subject to the terms of this Agreement and such acquiring Supporting Creditor shall promptly (and, in no event later than two (2) business days) inform the Company.

8.                                       Effectiveness of the Agreement.

(a)                                  This Agreement shall become effective as to the Company and each individual Supporting Creditor upon the execution and delivery of counterpart signature pages to this Agreement by and among (i) the Supporting Oaktree Lenders; (ii) Supporting Credit Facility Lenders holding claims in each Class in the amounts indicated on the signature pages hereto and (iii) the Company.

(b)                                 Notwithstanding the preceding section 8(a), in the event the Supporting $550 Million Credit Facility Lenders or the Supporting $372 Million Credit Facility Lenders holding claims under their respective facilities are less than 66 2/3% in amount and less than 50% in number of the claims in such Class, each of the Supporting $550 Million Credit Facility Lenders and the Supporting $372 Million Credit Facility Lenders shall engage in good faith efforts to obtain the consent of holders of the claims in their respective Class in the amounts and numbers specified in section 8(c)(1) of the definition of Requisite Supporting Creditors. Any such holder which so consents shall become a party to this Agreement as a Supporting Creditor of the related Class upon its execution and delivery to the Company and the Supporting Creditors an executed copy of Transferee Acknowledgment.

(c)                                  For purposes of this Agreement, the term “Requisite Supporting Creditors” means either (i) Supporting Creditors in each Class owning 66 2/3% in amount and more than 50% in number of the claims in such Class or (ii) in the event the Supporting Creditors in a given Class collectively hold less than 66 2/3% in amount and less than 50% in number of the claims in such Class, the Requisite Supporting Creditors with respect to that Class will constitute all Supporting Creditors in that Class.

9.                                       Cooperation.  The Company shall provide draft copies of all pleadings and/or documents related to the Plan or any of the transactions contemplated by this Agreement to counsel for the Supporting Oaktree Lenders, the Supporting $550 Million Credit Facility Lenders, and the Supporting $372 Million Credit Facility Lenders (at the contact information set forth in section 28 hereof) as soon as reasonably practicable with reasonable time to review and comment and shall consult in good faith with such counsel regarding the form and substance of any such filings.

10.                                 Access.  The Company shall grant and provide White & Case LLP, Lazard Freres & Co., Kirkland & Ellis, LLP, and Houlihan Lokey Capital, Inc., as counsel and financial advisors to the respective Supporting Creditors (collectively, the “Supporting Creditor Professionals”), reasonable access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company; provided, however, that nothing in the Agreement shall require the Company to disclose or provide access to any documents or information that are subject to the attorney-client privilege or other similar privilege absent entry into a common interest, joint defense or similar agreement in form and substance reasonably acceptable to the Company and any parties to such agreement.

11.                                 Enforceability.  Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible Restructuring of the Company and in contemplation of the potential commencement of the Chapter 11 Cases, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) the Company waives any right to assert that the exercise of such rights by any Supporting Creditor violates the automatic stay provisions of the Bankruptcy Code.

12.                                 Further Assurances.  From and after the date hereof, each of Parties agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Plan, and to consummate the transactions contemplated thereby.

13.                                 Termination.

(a)                                  The Company’s Right to Terminate.  The Company may, in its sole discretion, terminate this Agreement as to all Parties upon five (5) days’ prior written notice to the Supporting Creditors delivered in accordance with section 28 below following the occurrence of any of the following events: (i) a material breach by any Supporting Creditor of any of its obligations under this Agreement that would reasonably be expected to have a material adverse impact on the consummation of the Plan and that remains uncured for a period of five (5) business days after receipt by such Party (or Parties) of written notice of such breach from the Company; (ii) the Company’s board of directors determines, in good faith and upon the advice of its advisors, in its sole discretion, that continued pursuit of the Plan is inconsistent with its fiduciary duties; (iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Restructuring; or (iv) the lenders under the Prepetition Senior Facilities (or a steering committee acting on their behalf) have directed the Company to commence an Acceptable Sale Process pursuant to the terms of the DIP Financing.

(b)                                 The Supporting Credit Facility Lenders’ Right to Terminate.  The Supporting Credit Facility Lenders in each Class may, in their sole discretion, terminate this Agreement as to that Class of Supporting Credit Facility Lenders upon five days’ prior written notice to the Company delivered in accordance with this Agreement following the occurrence of any of the following events:

(i)                                                        the Definitive Documents (as defined in the Term Sheet) filed by the Company include terms that are inconsistent with the Term Sheet in any material respect, unless otherwise reasonably acceptable to the Requisite Supporting Creditors in that Class;

(ii)                                                     the filing by the Company of any motion or other request for relief seeking (A) to voluntarily dismiss the Bankruptcy Case, (B) conversion of the Bankruptcy Case to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case or (D) to effectuate a plan of reorganization other than the Plan;

(iii)                                                  the entry of an order by the Bankruptcy Court (A) dismissing the Bankruptcy Case, (B) converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Bankruptcy Case or (D) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

(iv)                                                 the filing by the Company of any motion, or the entry of an order by the Bankruptcy Court, approving a payment to any party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under this Agreement;

(v)                                                    the declaration by any court (including the Bankruptcy Court) that any material provision of this Agreement is unenforceable in whole or in part (except as this Agreement pertains to any obligations of a Supporting Creditor hereunder);

(vi)                                                 any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured within five (5) days after receipt by the Company of written notice of such breach from the Requisite Supporting Creditors of any Class;

(vii)                                              any event of default by the Company under the definitive loan agreement related to the DIP Financing;

(viii)                                           any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the Company;

(ix)                                                 the Administrative Agent under the DIP Credit Agreement has directed the Company, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process pursuant to the terms of the DIP Financing; and

(x)                                                    any material breach by the Supporting Oaktree Lenders of any of their obligations under this Agreement, and such breach is not cured within five (5) business days after receipt by the Supporting Oaktree Lenders of such breach from the Supporting Credit Facility Lenders (or an agent acting on their behalf).

(c)                                  The Supporting Oaktree Lenders’ Right to Terminate.  The Supporting Oaktree Lenders may, in their sole discretion, terminate this Agreement as to the Supporting Oaktree Lenders upon five days’ prior written notice to the Company delivered in accordance with this Agreement following the occurrence of any of the following events:

(i)                                                        the Company fails to comply with the deadlines set forth in the Milestones (unless such Milestone is extended or waived by the Supporting Oaktree Lenders in order to accommodate court schedules or otherwise), it being understood that the Supporting Oaktree Lenders are the only Party entitled to modify or waive the Milestones;

(ii)                                                     the Company fails to obtain entry of an order approving its entry into the Equity Commitment Letter, including authority to pay the Oaktree Fees in accordance with the Milestones;

(iii)                                                  the Definitive Documents (as defined in the Term Sheet) filed by the Company include terms that are inconsistent with the Term Sheet in any material respect, unless otherwise reasonably acceptable to the Supporting Oaktree Lenders;

(iv)                                                 the filing by the Company of any motion or other request for relief seeking (A) to voluntarily dismiss the Bankruptcy Case, (B) conversion of the Bankruptcy Case to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case or (D) to effectuate a plan of reorganization other than the Plan or seek any other relief that, if approved, would render the Plan incapable of consummation on the terms set forth herein;

(v)                                                    the entry of an order by the Bankruptcy Court (A) dismissing the Bankruptcy Case, (B) converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Bankruptcy Case or (D) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

(vi)                                                 the filing by the Company of any motion, or the entry of an order by the Bankruptcy Court, approving a payment to any party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under this Agreement;

(vii)                                              the declaration by any court (including the Bankruptcy Court) that any material provision of this Agreement is unenforceable in whole or in part (except as this Agreement pertains to any obligations of a Supporting Creditor hereunder);

(viii)                                           any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured within five (5) days after receipt by the Company of written notice of such breach from the Requisite Supporting Creditors of any Class;

(ix)                                                 any event of default by the Company under the definitive loan agreement related to the DIP Financing and such breach is not cured or waived within five (5) business days after the occurrence of such event of default;

(x)                                                    the termination of the Equity Commitment in accordance with the terms and conditions set forth in the Equity Commitment Letter or, following execution of the Equity Commitment Agreement, the terms and conditions set forth in the Equity Commitment Agreement;

(xi)                                                 any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the Company;

(xii)                                              any breach by the Supporting Credit Facility Lenders of any of their obligations under this Agreement, and such breach is not cured within five (5) days after receipt by the Supporting Oaktree Lenders of notice of such breach from the Supporting Credit Facility Lenders (or as an agent acting on their behalf);

(xiii)                                           the Administrative Agent under the DIP Credit Agreement has directed the Company, pursuant to the terms of the DIP Credit Agreement, to commence an Acceptable Sale Process pursuant to the terms of the DIP Financing; and

(xiv)                                          if, immediately following the withdrawal of an Original Supporting Credit Facility Lender pursuant to section 13(d) hereof, the Supporting Creditors remaining in the same Class (or Classes) as the withdrawing Original Supporting Credit Facility Lender hold less than 66 2/3% in amount or less than 50% in number of the claims in such Class.

(d)                                 Original Supporting Credit Facility Lenders’ Right to Terminate.  Any Supporting Credit Facility Lender that is a Party to this Agreement as of November 16, 2011 (an “Original Supporting Credit Facility Lender”) shall have the right to terminate this Agreement as to itself upon delivery of a written notice to each of the Company and the Supporting Oaktree Lenders within five days after the later of (x) entry of an order of the Bankruptcy Court approving the Disclosure Statement for solicitation purposes in accordance with the Milestones, provided that such Disclosure Statement includes terms in respect of the New Senior Loans, or (y) if the terms in respect of the New Senior Loans are not included in such Disclosure Statement, the date on which written materials are filed with the Bankruptcy Court in connection with a previously-approved Disclosure Statement, in either case if such written materials include any term in respect of the New Senior Loans which is identified as “to be mutually agreed” in Exhibit 1 attached to the Term Sheet is not reasonably satisfactory to such Original Supporting Credit Facility Lender.  For the avoidance of doubt, notwithstanding anything to the contrary herein, the termination right provided in this section 13(d) shall not be available to any Supporting Credit Facility Lender that is not an Original Supporting Credit Facility Lender.

(e)                                  Mutual Termination.  This Agreement and the obligations of the Company and the Supporting Creditors in a particular Class may be terminated by mutual written agreement of the Company and the Requisite Supporting Creditors in each Class.

(f)                                   Effect of Termination.  Upon termination of this Agreement by either the Company or a particular Class of Requisite Supporting Creditors, all obligations hereunder between the Company and the Supporting Creditors in such Class shall terminate and shall be of no further force and effect; provided, however, that (i) any claim for breach of this Agreement, (ii) the rights of a Party with respect to voting as set forth in the proviso in section 3(b)(iii)(A), (iii) section 3(b)(i) and section 3(e) and (iv) any obligations outstanding on account of the Oaktree Fees shall survive termination and all rights and remedies with respect to such claims shall be neither waived nor prejudiced in any way by termination of this Agreement.

14.                               The Supporting Creditors’ Representations and Warranties.  In order to induce the Company to enter into and perform their obligations under this Agreement, each Supporting Creditor, severally but not jointly, represents, warrants and acknowledges as follows:

(a)                                 Authority.  (i) The Supporting Creditor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership or other power and authority to execute, deliver and perform their obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance by the Supporting Creditor of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate partnership or otherwise) on the part of the Supporting Creditor and no other proceedings on the part of the Supporting Creditors are necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b)                                 Validity.  This Agreement has been duly executed and delivered by the Supporting Creditor and constitutes the legal, valid and binding agreement of the Supporting Creditor, enforceable against the Supporting Creditor in accordance with its terms.

(c)                                  No Conflict.  The execution, delivery and performance by the Supporting Creditor (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it, or, applicable, any of its subsidiaries is a party.

(d)                                 Authorization of Governmental Authorities and Creditors.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Supporting Creditor pursuant to this Agreement.

(e)                                  No Reliance.  The Supporting Creditor (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Company or any officer, employee, agent or representative thereof, and based on such information as the Supporting Creditor has deemed appropriate, made their own analysis and decision to enter into this Agreement, except that the Supporting Creditor has relied upon the Company’s express representations, warranties and covenants in this Agreement, and the Supporting Creditor acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(f)                                   Title.  The Supporting Creditor is the beneficial owners of, or the nominee for beneficial holders of, the Debt Instruments in the aggregate principal amount set forth below such Supporting Creditor’s name on the signature page hereof (and in the case of a nominee, it has due and proper authorization to act on behalf of, and to bind, the beneficial owner of such Debt Instruments).  The Supporting Creditor’s interest in the Debt Instrument is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way the Supporting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

15.                               The Company’s Representations and Warranties.  In order to induce the Supporting Creditors to enter into and perform their obligations under this Agreement, the Company hereby represents, warrants and acknowledges as follows:

(a)                                 Authority.  The Company (i) has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated herein and (ii) the execution, delivery and performance by the Company under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company.

(b)                                 Validity.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c)                                  No Conflict.  The execution, delivery and performance by the Company (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents).

(d)                                 Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement, other than entry of the Confirmation Order.

(e)                                  No Reliance.  The Company (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Supporting Creditors, and based on such information as the Company has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Company has relied upon the Supporting Creditors’ express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

16.                               Governing Law; Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)                                 By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that, prior to the Petition Date, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court.  By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

(c)                                  In the event the Bankruptcy Court does not have or refuses to exercise jurisdiction with respect to this Agreement and any disputes arising therefrom, any legal action, suit, or proceeding against the Parties with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the District Court for the Southern District of New York or courts of the State of New York, and by execution and delivery of this Agreement, each Party irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court and those courts.

17.                               Expenses.  The Company shall pay the reasonable and documented fees and expenses of the Supporting Creditor Professionals and the Supporting Oaktree Lenders incurred in connection with the negotiation and consummation of the transactions contemplated by the Term Sheet through the effective date of the Restructuring.

18.                               Entire Agreement.  This Agreement (including, for the avoidance of doubt, the Exhibits) constitute the entire agreement with respect to the Restructuring and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof; provided, however, that any confidentiality agreement or waivers executed by a Supporting Creditor and the Company shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

19.                               Amendment or Waiver.  Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by the Company and the Requisite Supporting Creditors in each Class.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

20.                               Specific Performance; Remedies Cumulative.  This Agreement is intended as a binding commitment enforceable in accordance with its terms.  Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that any such breach of this Agreement would result in damages that would be difficult to determine with certainty.  It is understood and agreed that money damages would not be a sufficient remedy for any such breach of this Agreement, and that any non-breaching Party shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, and each Party further agrees to waive, and to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with requesting such remedy.  Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any Party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy hereunder.

21.                               Construction.  This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties and therefore shall not be construed or interpreted for or against any Party, and any rule or maxim of construction to such effect shall not apply to this Agreement.

22.                               Receipt of Information; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the Term Sheet and the transactions contemplated herein and therein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

23.                               Binding Effect; Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs, transferees, executors, administrators, and representatives, in each case solely as such parties are permitted under this Agreement.

24.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  The signatures of all of the Parties need not appear on the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page of this Agreement.

25.                               Headings; Schedules and Exhibits.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.  References to sections, unless otherwise indicated, are references to sections of this Agreement.

26.                               Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

27.                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH OR IN RESPECT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ARISING OUT OF ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND WITH RESPECT TO ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER OF RIGHT TO TRIAL BY JURY IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF THE PARTIES HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 27 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.  THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

28.                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

To the Company at:

General Maritime Corporation

299 Park Avenue

Attn: Jeff Pribor

Jeffrey.pribor@generalmaritimecorp.com

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of Americas

New York, New York 10036

Attn:  Kenneth H. Eckstein and Douglas H. Mannal

Facsimile (212) 715-8000

keckstein@kramerlevin,com, arogoff@kramerlevin.com and dmannal@kramerlevin.com

To the Supporting $550 Million Credit Facility Lenders and the Supporting $372 Million Credit Facility Lenders at:

White & Case LLP

1155 Avenue of Americas

New York, New York 10036

Attn: Thomas E Lauria, David E. Joyce and Scott Greissman

Facsimile (212) 819-8200

To the Supporting Oaktree Lenders at:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:  Edward O. Sassower and Brian E. Schartz

Facsimile (212) 446-4900

edward.sassower@kirkland.com, jamie.sprayregen@kirkland.com damon.fisher@kirkland.com, samantha.good@kirkland.com and brian.schartz@kirkland.com or to such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

29.                               Consideration.  The Company and each Supporting Creditor hereby acknowledge that no consideration, other than that specifically described herein or the Term Sheet, shall be due or paid to the Supporting Creditor for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than the Company’s representations, warranties and agreement to use its commercially reasonable best efforts to seek to effectuate and consummate the Restructuring and the Plan.

30.                               No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties hereto (or any other party that may become a party to this Agreement pursuant to section 6 or section 8 of this Agreement) and no other person or entity shall be a third-party beneficiary hereof.

31.                               No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement and in any amendment among the parties, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve, its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries).  If the transactions contemplated by this Agreement or in the Term Sheet are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights remedies, or interests.

32.                               No Admissions.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.  This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.

33.                               Public Disclosure of Agreement.  The Company may, in its discretion, disclose this Agreement (other than the amount of Debt Instruments held by any Supporting Creditor) and the Term Sheet in a press release or public filing.

34.                               Disclosure of Holdings.  Unless required by a court of competent jurisdiction, the Company shall not disclose the principal amount of the Debt Instruments held by any Supporting Creditor to any person other than its legal counsel; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of Debt Instruments held by each Class of Supporting Creditors.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Executive Vice President, Treasurer and Secretary

GENERAL MARITIME SUBSIDIARY CORPORATION
GENERAL MARITIME SUBSIDIARY II CORPORATION
GENERAL PRODUCT CARRIERS CORPORATION
GENERAL MARITIME SUBSIDIARY NSF CORPORATION

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Treasurer

GENERAL MARITIME MANAGEMENT LLC

By:	/s/ Milton H. Gonzales., Jr.
Name: Milton H. Gonzales, Jr.
Title: Manager and Technical Director

GMR ADMINISTRATION CORP.

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Vice President and Secretary

GMR AGAMEMNON LLC
GMR AJAX LLC
GMR ALEXANDRA LLC
GMR ARGUS LLC
GMR ATLAS LLC
GMR CHARTERING LLC
GMR CONCEPT LLC
GMR CONCORD LLC
GMR CONTEST LLC
GMR CONSTANTINE LLC

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

GMR DAPHNE LLC
GMR DEFIANCE LLC
GMR ELEKTRA LLC
GMR GEORGE T LLC
GMR GP LLC
GMR GULF LLC
GMR HARRIET G LLC
GMR HERCULES LLC
GMR HOPE LLC
GMR HORN LLC
GMR KARA G LLC
GMR LIMITED LLC
GMR MANIATE LLC
GMR MINOTAUR LLC
GMR ORION LLC
GMR PHOENIX LLC
GMR POSEIDON LLC
GMR PRINCESS LLC
GMR PROGRESS LLC
GMR REVENGE LLC
GMR SPARTIATE LLC
GMR SPYRIDON LLC
GMR ST. NIKOLAS LLC
GMR STAR LLC
GMR STRENGTH LLC
GMR TRADER LLC
GMR TRUST LLC
GMR ULYSSES LLC
GMR ZEUS LLC
GENERAL MARITIME INVESTMENTS LLC

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Manager

ARLINGTON TANKERS LTD.
COMPANION LTD.
COMPATRIOT LTD.
CONCEPT LTD.
CONCORD LTD.
CONSUL LTD.
CONTEST LTD.
VICTORY LTD.
VISION LTD.

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: Director

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

ARLINGTON TANKERS, LLC

By:	/s/ John C. Georgiopoulos
Name: John C. Georgiopoulos
Title: President and Secretary

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

OCM MARINE INVESTMENTS CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Its:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Its:	Senior Vice President

Holdings: $214,454,062.80 under the Oaktree Facility(1)

(1)           Consisting of principal and accrued and unpaid interest as of November 15, 2011.

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By:	/s/ Christian D. Christensen
Name: Christian D. Christensen
Title: AVP

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

Holdings: $ [***] under the $372 Million Credit Facility

Holdings: $ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

DNB BANK ASA

By:	/s/ Sanjiv Nayar
Name: Sanjiv Nayar
Title: Senior Vice President

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

Holdings: $ [***] under the $372 Million Credit Facility

Holdings: $ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Olof Kajerdt
Name: Olof Kajerdt
Title:

By:	/s/ Arne Juell-Skielse
Name: Arne Juell-Skielse
Title:

Holdings: $ [***] under the $372 Million Credit Facility

Holdings: $ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Niel J. Bivona
Name: Niel J. Bivona
Title:

By:
Name:
Title:

Holdings: $ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

CITIBANK, N.A.

By:	/s/ Peter Baumann
Name: Peter Baumann
Title: Managing Director

By:
Name:
Title:

Holdings: $ [***] under the $372 Million Credit Facility

Holdings: $ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Confidential Treatment has been requested as to certain portions of this document. Each such portion which has been omitted herein and replaced with three asterisks [***], has been filed separately with the Securities and Exchange Commission.

HSH NORDBANK AG

By:	/s/ Marc Kochling
Name: March Kochling
Title:

By:	/s/ Marc Grunberg
Name: Marc Grunberg
Title:

	Holdings:	$ [***] under the $550 Million Credit Facility

Signature Page to Restructuring Support Agreement
for General Maritime Corporation, et. al

Exhibit A

Term Sheet

EXECUTION COPY

Summary of Proposed Plan of Reorganization
Terms and Conditions for General Maritime Corp.

This term sheet (the “Term Sheet”) summarizes the material terms and conditions of certain transactions to take place in connection with a plan of reorganization (the “Plan”) concerning the Company (as defined herein).  This Term Sheet contemplates the consummation of the Plan in the Company’s chapter 11 proceedings (the “Chapter 11 Cases”), which will be commenced in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the terms and subject to, among other things, (1) the conditions described below and (2) the terms and conditions set forth in the plan support agreement of even date hereof to which this Term Sheet is attached as an exhibit (the “Support Agreement”).  Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Support Agreement

The regulatory, tax, accounting and other legal and financial matters and effects related to the Plan or any related restructuring or similar transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Plan and related transactions, it being understood that such treatment shall be subject to the reasonable consent of the Supporting Oaktree Lenders and the other Requisite Supporting Creditors.  The transactions contemplated in this Term Sheet are subject to definitive documentation, in form and substance reasonably acceptable to the Company, the Supporting Oaktree Lenders and the other Requisite Supporting Creditors (collectively, the “Definitive Documents”).

THIS TERM SHEET AND THE TRANSACTIONS CONTEMPLATED HEREIN ARE PART OF A PROPOSED SETTLEMENT OF DISPUTES AMONG THE PARTIES.  NOTHING HEREIN SHALL BE DEEMED AN ADMISSION OF ANY KIND.  PURSUANT TO FEDERAL RULE OF EVIDENCE 408 AND ANY APPLICABLE STATE RULES OF EVIDENCE, THIS TERM SHEET AND ALL NEGOTIATIONS RELATING THERETO SHALL NOT BE ADMISSIBLE INTO EVIDENCE IN ANY PROCEEDING OTHER THAN A PROCEEDING TO ENFORCE THE TERMS OF THIS TERM SHEET.  EXCEPT TO THE EXTENT SET FORTH IN THE SUPPORT AGREEMENT, WHICH EXPRESSLY INCORPORATES THE TERMS AND CONDITIONS SET FORTH IN THIS TERM SHEET BY REFERENCE, THIS TERM SHEET IS NON-BINDING.  THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE OR OTHERWISE.  THE TRANSACTIONS CONTEMPLATED HEREIN ARE SUBJECT IN ALL RESPECTS TO DEFINITIVE DOCUMENTS ON THE TERMS SET FORTH IN THE SUPPORT AGREEMENT.

Company:	General Maritime Corp. (“Corp.”) and certain of its subsidiaries that become debtors-in-possession in connection with the Chapter 11 Cases (the “Company” or the “Debtors”).

Plan Sponsor:

The term “Plan Sponsor” means an existing or newly-formed entity capitalized by funds managed by Oaktree Capital Management L.P. or one or more of its affiliates, which may include OCM Marine Investments CTB, Ltd. or OCM Marine Holdings TP, L.P. and may include one or more non-Oaktree affiliates or funds identified by the Supporting Oaktree Lenders in their sole discretion.

Overview:

The Plan will provide for a (i) total new money cash investment of $175.0 million through an equity investment by the Plan Sponsor (the “Equity Investment”) on terms and conditions specified in the Equity

Commitment Agreement, as contemplated by the Equity Commitment Letter, and (ii) conversion of all outstanding obligations under the existing credit facilities under the Amended and Restated Credit Agreement, dated as of May 6, 2011, by and among the Company and certain of its subsidiaries, OCM Marine Investments CTB, Ltd., as initial lender, and OCM Administrative Agent, LLC, as administrative agent and collateral agent, in amount equal to approximately $214.5 million as of November 15, 2011, plus (from and after such date) any and all accrued and unpaid interest, premiums, fees and other obligations outstanding thereunder (the “Oaktree Credit Facility”) into a form of equity to be agreed in the reorganized Company (the “Equity Conversion”). As a result of the Equity Investment and the Equity Conversion, on the effective date of the Plan (the “Effective Date”), the Plan Sponsor will own 100% of the reorganized equity in the Company (the “Reorganized Equity”), subject to dilution in accordance with the terms of the Plan, including warrants, Reorganized Equity issued in connection with the MIP (as defined below) and participation by creditors other than the Oaktree Supporting Lenders in the Equity Investment (if any, and on terms acceptable to the Supporting Oaktree Lenders in their sole discretion).

Additionally, the Plan will provide for holders of claims under (i) the $372 million 2010 Credit Facility (“2010 Facility”) and (ii) the $550 million 2011 Credit Facility (“2011 Facility” and, collectively with the 2010 Facility, the “Senior Credit Facilities”) (x) a $75.0 million paydown (the “Paydown”) to be allocated as follows: (1) $39,649,220 on a pro rata basis to the holders of claims under the 2010 Facility and (2) $35,350,780 on a pro rata basis to the holders of claims under the 2011 Facility and (y) the new secured loans having the terms set forth on Exhibit 1 hereto (the “New Senior Loans”). The Paydown shall be made with a portion of the Equity Investment, and the remaining proceeds would be used to enhance the Company’s overall financial position.

Equity Commitment:

The Plan Sponsor’s obligations under the Equity Commitment Agreement as contemplated by the Equity Commitment Letter shall be subject to the following terms and conditions:

•                  the Company’s entry into the Equity Commitment Letter and the Equity Commitment Agreement (including authority to pay the Oaktree Fees) must be approved by the Bankruptcy Court in accordance with the Milestones;

•                  subject to Bankruptcy Court approval, the Equity Commitment Agreement shall provide that the Oaktree Supporting Lenders will be entitled to the Expense Reimbursement payable on the terms set forth in the Support Agreement and this Term Sheet;

•                  subject to Bankruptcy Court approval, the Equity Commitment Agreement shall provide that on the Effective Date, the Company will pay the Supporting Oaktree Lenders or a designated affiliate the Commitment Fee on the terms set

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forth in the Support Agreement; and

•                  subject to Bankruptcy Court approval, the Equity Commitment Agreement shall provide that in the event the Support Agreement is terminated by the Company pursuant to section 13(a)(ii) of the Support Agreement, then the Company will pay the Supporting Oaktree Lenders or a designated affiliate the Break-Up Fee on the terms set forth in the Support Agreement.

DIP Facility:

The Chapter 11 Cases shall be funded in accordance with the DIP Commitment, subject to the Plan Sponsor’s rights as set forth in the Equity Commitment Agreement (the “DIP Facility” and such claims, the “DIP Facility Claims”).

Treatment of Claims:

The Plan will provide that a holder of an allowed claim will receive the following on the effective date of the Plan, unless different treatment is agreed to by the holder of such allowed claim and the Company:

(a)         DIP Facility Claims — DIP Facility Claims will be satisfied in full, in cash.

(b)         Administrative and Priority Claims — Claims will be satisfied in full, in cash.

(c)          Bank Claims — Holders of claims arising under the Senior Credit Facilities will each receive (i) the Paydown allocated on the basis described above and (ii) a pro rata share of the New Senior Loans. The allowed Bank Claims as of the Effective Date shall exclude default interest accrued through the date thereof.

(d)         Oaktree Credit Facility Claims — Holders of the Oaktree Credit Facility Claims totaling at least $214.5 million as of November 15, 2011, plus (from and after such date) any and all accrued and unpaid interest, premiums, fees and other obligations outstanding due under the Oaktree Credit Facility (together with the Plan Sponsor) will receive, in combination with the Equity Investment, 100% of the Reorganized Equity, subject to dilution, in accordance with the terms of the Plan, including warrants, Reorganized Equity issued in connection with the MIP (as defined below) and participation by creditors other than the Oaktree Supporting Lenders in the Equity Investment (if any, and terms acceptable to the Oaktree Supporting Lenders in their sole discretion).

(e)          Unsecured Claims (including the $300.0 million principal plus accrued interest on the 12% Senior Notes due November 15, 2017) — Recovery consistent with the Plan filed and confirmed in connection with the requirements set forth in the Support Agreement, including Reorganized Equity made available to such holders on account of participation in the Equity Investment on the terms set forth in the Plan (if any, and on terms acceptable to the Oaktree Supporting Lenders in their sole discretion).

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(Holders of Unsecured Claims that constitute “critical vendors” will be paid in full in cash pursuant to an order of the Bankruptcy Court in an amount not to exceed $30 million.)

(f)           Holders of Equity Interests in Corp. — All existing equity interests (including common stock, preferred stock and any options, warrants or rights to acquire any equity interests) of Corp. will be cancelled.

(g)          Holders of Intercompany Claims / Interests — Claims held by a Debtor in a non-Debtor affiliate or another Debtor (and vice versa) and interests held by a Debtors in a non-Debtor affiliate or another Debtor will be canceled and/or reinstated in connection with the Plan, subject to the reasonable consent of the Company, the Supporting Oaktree Lenders and the Supporting Credit Facility Lenders.

Interest Rate Swaps:

The holders of the Bank Claims agree that in the event the holders of such claims terminate or otherwise modify the interest rate swaps in existence as of the date of the Support Agreement any claims on account of such termination will not be paid in cash, but instead will be added to the total amount of the Bank Claims as of the Effective Date.

Fees & Expenses / Expense Reimbursement:

The Company will pay all of the reasonable and documented fees and expenses incurred by the Plan Sponsor and/or Supporting Oaktree Lenders and their professional advisors in connection with the negotiation of the proposed restructuring, their due diligence review and the approval and consummation of the transactions contemplated by this Term Sheet, to be paid under the Plan pursuant to sections 503(b) or 1129(a)(4) of title 11 of the United States Code, or otherwise.

Conditions Precedent

The conditions precedent shall include the conditions precedent set forth in the Equity Commitment Agreement and such other conditions precedent as consistent with the terms of this Term Sheet and the Support Agreement.

Releases:

To the fullest extent permitted by law, the Plan shall provide for customary releases for the benefit of the Debtors, the lenders under the Senior Credit Facilities and the Supporting Oaktree Lenders, and each of such entities’ predecessors, successors and assigns, subsidiaries, funds, portfolio companies, affiliates, respective attorneys, and each of their respective officers, directors, employees, managers, financial advisors or other professionals or representatives.

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Indemnity:

The treatment of all the Company’s indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, or employment contracts) for the current and former directors, officers, employees, managing agents, and attorneys, and such current and former directors and officers’ respective affiliates, will be mutually agreed by the Company and the Plan Sponsor and set forth in the Plan.

Insurance:

All insurance premiums on existing policies shall be paid as of the Effective Date. On or before the Effective Date, the Company shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors’ and officers’ liability insurance policy for the Company’s current and former directors, officers and managers for a period of six years after the Effective Date and placed with such insurers, the terms of which shall be set forth in the Plan.

Management Incentive Plan:

10% of Reorganized Equity or such other amount as agreed to between the Plan Sponsor and the Company, on a fully diluted basis, will be reserved under a management incentive plan (the “MIP”) for issuance to eligible employees, directors or officers of the Company in the form of restricted stock and/or options. The form, amount, allocation and vesting schedule of the MIP shall be mutually agreed between the Plan Sponsor and the Company and be set forth in the Plan.

Executory Contracts and Unexpired Leases:

The Debtors shall, with the consent of the Supporting Oaktree Lenders (which consent shall not be unreasonably withheld) designate which executory contracts and unexpired leases will be assumed or rejected in connection with the Plan. The Plan will provide that executory contracts and unexpired leases that are not rejected as of the Effective Date pursuant to the Plan or a separate motion will be deemed rejected.

New Board of Directors:

Reorganized GMR shall have a board of directors appointed by the Supporting Oaktree Lenders or a designated affiliate in their sole discretion (the identity of which shall be filed with the plan supplement prior to the confirmation hearing on the Plan).

Corporate Structure and Governance:

Post-restructuring Certificate of Incorporation, if applicable, By-Laws, a stockholders’ agreement and other corporate governance documents shall be set forth in the Definitive Documents and shall be in form and substance reasonably acceptable to the Company, the Supporting Oaktree Lenders and the other Requisite Supporting Creditors. The Company, the Supporting Oaktree Lenders and the other Requisite Supporting Creditors shall work together in good faith to determine the optimal post-Effective Date corporate structure for reorganized Company.

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EXHIBIT 1: New Senior Loans Term Sheet

Borrower	2011 Facility Borrower: General Maritime Subsidiary Corporation 2010 Facility Borrower: General Maritime Subsidiary II Corporation

Guarantors	Same as in existing facilities

Facilities	2010 Facility 2011 Facility Together, the “Pre-Petition Senior Credit Facilities”, and the lenders thereunder, the “Senior Lenders”

Maturity	5 years from the Effective Date

Pricing	LIBOR + 400, no LIBOR floor

Amortization

2011 Facility: quarterly scheduled commitment reductions of approximately $16.5 million, subject to reductions (see “Mandatory prepayments,” below) beginning June 30, 2014, with no contractual amortization prior to June 30, 2014.

2010 Facility: quarterly scheduled commitment reductions of approximately $7.4 million, subject to reductions (see “Mandatory prepayments,” below) beginning June 30, 2014, with no contractual amortization prior to June 30, 2014.

Security

2011 Facility: Perfected first lien on the all the vessel-owning subsidiaries and all the assets of General Maritime Subsidiary and Arlington Tankers Ltd, and a second lien on the all the vessel-owning subsidiaries and all the assets of General Maritime Subsidiary II. For the avoidance of doubt, the security for the 2011 Facility shall be the same as the security for the pre-petition 2011 Facility.

2010 Facility: Perfected first lien on the all the vessel-owning subsidiaries and all the assets of General Maritime Subsidiary II, and a second lien on the all the vessel-owning subsidiaries and all the assets of General Maritime Subsidiary and Arlington. For the avoidance of doubt, the security for the 2010 Facility shall be the same as the security for the pre-petition 2010 Facility.

Financial covenants

Limited to the following:

Collateral Maintenance: 110% in 2012, 115% in 2013 and 120% thereafter; performed by Senior Lender selected brokers on a quarterly basis and at any other times to be mutually agreed upon.

Minimum Cash Balance: To be mutually agreed.

Interest Coverage Ratio: Based upon 25% cushion to a base case to be mutually agreed upon.

Financial covenant definitions to be mutually agreed.

Affirmative covenants	Affirmative covenants to be mutually agreed.

Negative covenants	Negative covenants to be mutually agreed.

Events of Default	To be mutually agreed upon.

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Mandatory prepayments

Excess Cash Sweep (in lieu of Excess Liquidity Sweep in existing Facilities): Quarterly sweep of non-equity funded cash balances (to be defined in a manner to be mutually agreed upon) above $100 million in 2012, $75 million in 2013 and an amount to be agreed upon for 2014 and thereafter, taking into consideration the scheduled amortization payment being made with respect to such quarter, shall be applied to the permanent reduction of the Senior Credit Facility (each an “Excess Cash Reduction”). Each Excess Cash Reduction shall be allocated between the 2011 Facility and the 2010 Facility pro rata based upon deferred amortization, and shall be applied to such facilities in a manner to be mutually agreed.

Other Mandatory Prepayments:

To be mutually agreed upon.

Upfront fees	None

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Exhibit B

Equity Commitment Letter

EXECUTION COPY

OCM MARINE INVESTMENT CTB, LTD.
C/O OAKTREE CAPITAL MANAGEMENT, L.P.
333 SOUTH GRAND AVENUE, 28TH FLOOR
LOS ANGELES, CALIFORNIA 90071

November 16, 2011

General Maritime Corporation
299 Park Avenue
New York, NY 10171

Re:          Equity Financing Commitment

Ladies and Gentlemen:

OCM Marine Investment CTB, Ltd., a Cayman Islands exempt company (the “Investor”), directly or indirectly through one or more affiliates, intends to contribute funds directly or indirectly to General Maritime Corporation, a Delaware corporation (the “Company”), in connection with the chapter 11 plan of reorganization contemplated by the Company, affiliates of Investor and other lenders to the Company to be consummated pursuant to the terms and conditions of that Restructuring Support Agreement (such agreement, including any attachments or exhibits thereto, the “Support Agreement”) to which this letter is attached as an exhibit, to be entered into among the Company, certain affiliates of Investor, certain lenders to the Company and other parties (such plan or any alternative plan agreed to by such parties, the “Plan”).

The terms of the Plan may (solely with the Investor’s prior written consent, in its sole discretion) contemplate that the Company will conduct a rights offering to the holders of certain bonds issued by the Company (the “Offerees”), for an aggregate equity investment in the Company to be determined by the Investor and reflected in the Plan (such maximum aggregate equity investment, if one is permitted by the Investor, the “Rights Offering Amount”).  Additionally, the Support Agreement provides that the Investor would backstop in full the Rights Offering Amount pursuant to an equity commitment agreement on terms and conditions satisfactory to each of the Investor and the Company (the “Equity Commitment Agreement”), to be entered into between the Investor and the Company.

This is to advise you that, upon the terms and subject to the conditions set forth below and in the Support Agreement, the Investor hereby commits to contribute to the Company concurrently with the effectiveness of the Plan, directly or indirectly (through one or more of its affiliates), $175,000,000 (One Hundred Seventy Five Million Dollars), reduced by the amount of the Rights Offering Amount, if any, purchased by the Offerees.

The Investor represents and warrants that as of the date hereof, and on the date the transactions contemplated by the Equity Commitment Agreement are consummated, it has access to uncalled capital commitments plus cash on hand, in each case, sufficient to satisfy each and all of its obligations under this letter.  The Investor further represents and warrants that (i) the execution, delivery and performance of this letter by the Investor have been duly and validly authorized by all requisite action, (ii) no other proceedings are necessary to authorize the execution, delivery or performance of this letter by the Investor, and (iii) this letter constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, subject to the terms and conditions of the Support Agreement.

The Investor’s obligations under this letter are subject to (i) the execution and delivery by the Company of the Equity Commitment Agreement, in form and substance acceptable to each of the Investor and the Company, which shall provide for such terms and conditions as are acceptable to the parties thereto, including, but not limited, to, consent rights, representations and warranties, closing conditions (including those conditions listed in the immediately following sentence), covenants of the Investor and the Company (including that an amount equal to $75,000,000 of the equity proceeds invested by the Investor and, to the extent acceptable terms are included in the Plan, the Offerees, shall be used to pay down the Prepetition Senior Facilities, as defined in the Support Agreement, in accordance with the terms of the Support Agreement), and other terms and conditions satisfactory to each of the Investor and the Company, and (ii) the satisfaction of the conditions to the Investor’s obligation to consummate the transactions contemplated by the Equity Commitment Agreement as set forth therein.  The conditions to the parties’ respective obligations to consummate transactions contemplated by the Equity Commitment Agreement shall include, among others: (v) the approval by the board of directors of the Company of the Plan, the Support Agreement and the Equity Commitment Agreement and the transactions contemplated by each of them, (w) that the counterparties to certain material contracts of the Company identified in the Equity Commitment Agreement (including, for the avoidance of doubt, any amendment thereto), if any, shall have provided their written consent to the transactions contemplated by the Plan and the Equity Commitment Agreement, to the extent that such consent is required, (x) during the period beginning on the date on which the Equity Commitment Letter is executed by the parties thereto and ending on the date on which the transactions contemplated by the Equity Commitment Agreement are consummated, the absence of any “material adverse effect,” such term to be defined in manner agreed to by each of the Company and the Investor and set forth in the Equity Commitment Agreement, with respect to  the Company or its business, condition, prospects, operations or assets (except as a result of the Plan proceedings), (y) the consummation and effectiveness of the Plan, in accordance with the terms and conditions set forth in the Support Agreement, including the satisfaction of the Milestones (as defined in the Support Agreement) and the restructuring of the Prepetition Senior Facilities as set forth in the Support Agreement, and (z) that the Company shall have, as of immediately after giving effect to all of the equity funding made under the Equity Commitment Agreement, the above-referenced payment of obligations under the Prepetition Senior Facilities and all payments due under the Plan, an amount of unrestricted cash on hand equal to a minimum of $25 million, including after giving effect to payments made on or before the effective date of the Plan pursuant to the terms thereof on account of all outstanding professional fees.

The Investor’s obligations to fund any amount to the Company shall automatically expire with no further liabilities or obligations upon the termination of the Support Agreement in accordance with its terms, unless such termination in accordance with the terms of the Support Agreement occurred as a result of the breach thereof by the Investor.  The Investor’s funding commitment set forth herein shall not be assignable by the Company without the Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the

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discretion of the Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  This letter, together with the Support Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.  The Investor agrees that it shall not transfer or assign any of its interests in the Oaktree Facility (as such term is defined in the Support Agreement) unless the transferee or assignee shall have agreed in writing to be bound by the provisions of this letter.  The Investor represents and warrants that, as of the date hereof, it holds all indebtedness of the Company and its subsidiaries that is currently outstanding pursuant to the Oaktree Facility.

Other than as required by law or legal process, each of the parties agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this commitment letter, other than to the Company’s directors, officers, agents and advisors who are instructed to maintain the confidentiality of this letter in accordance herewith.

Notwithstanding anything that may be expressed or implied in this letter, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that the Investor is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument) shall be had against any Related Party (as defined below) of the Investor or any Related Party of any of the Investor’s Related Parties, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party of the Investor or any Related Party of any of the Investor’s Related Parties, as such for any obligations of the Investor under this letter or any documents or instruments delivered in connection herewith (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument) or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Other than the Investor’s obligations pursuant to this letter, none of the Investor or any of its Related Parties shall have any liability for any debts, obligations or liabilities of any other person, and, none of such persons shall have any liability or obligation of any kind to the Company, or any of its Related Parties, or any other person (in all cases, whether directly or indirectly and whether arising under contract, by operation of law or otherwise), in connection with the Equity Commitment Agreement or any of the transactions contemplated thereby, (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument).  For the purposes of this commitment letter, the terms “Related Party” and “Related Parties” shall mean any and all former, current or future director, officer, employee, agent, general or limited partner, manager, member, equityholder or affiliate of a person or entity.

This letter may be amended or waived only in a writing signed by the Investor and the Company.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

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EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

All issues and questions concerning the construction, validity, interpretation and enforceability of this letter shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

[Signature page follows]

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If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

OCM MARINE INVESTMENT CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Its:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Its:	Senior Vice President

Accepted and agreed as of November 16, 2011.

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Its:	Executive Vice President, Chief Financial Officer

[Signature Page to Oaktree/General Maritime Equity Commitment Letter]

Exhibit C

DIP Commitment Letter

CITIGROUP GLOBAL MARKETS INC. 399 Park Avenue 16th Floor 5 New York, New York 10043	DNB NOR BANK ASA 200 Park Avenue, 31st Floor New York, New York 10166	HSH NORDBANK AG Gerhart-Hauptmann-Platz 50 D-20095 Hamburg, Germany

NORDEA BANK FINLAND PLC, NEW YORK BRANCH 437 Madison Avenue, 21st Floor New York, New York 10022	THE ROYAL BANK OF SCOTLAND PLC 1 Princes Street, London EC2R 8PB	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) Kungsträdgårdsgatan 8 SE-l06 40 Stockholm Sweden

CONFIDENTIAL

November 8, 2011

General Maritime Corporation
General Maritime Subsidiary Corporation
General Maritime Subsidiary II Corporation
299 Park Avenue
New York, NY 10017-0002

Attention:  Jeffrey D. Pribor, Chief Financial Officer

$75,000,000 Senior Secured Superpriority Debtor-In-Possession
Commitment Letter

Ladies and Gentlemen:

You have advised each of Citigroup Global Markets Inc. (for and on behalf of itself, Citibank, N.A., Citicorp USA, Inc., Citicorp NorthAmerica, Inc. and/or any of their affiliates as may be appropriate (collectively, “Citi”)), DnB NOR Bank ASA (“DnB NOR”), HSH Nordbank AG (“HSH”), Nordea Bank Finland plc, New York Branch (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”) and The Royal Bank of Scotland (“RBS” and, together with Citi, DnB NOR, HSH, Nordea and SEB, collectively, the “Agents”, “we” or “us”) that you intend to file separate voluntary petitions for yourself and certain of your subsidiaries (the “Company”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 Cases”) and that you will require a $75,000,000 senior secured superpriority debtor-in-possession term loan and revolving credit facility (the “DIP Facility”) to fund the continuing operation of your and your Subsidiaries’ businesses during the Chapter 11 Cases (the “Transaction”). Capitalized terms used but not defined herein shall have the meaning assigned to such term in the DIP Facility term sheet (“DIP Term Sheet”) attached hereto as Exhibit A.

Please note that those matters that are not covered or made clear herein, in the DIP Term Sheet or the related fee letter of even date herewith (the “Fee Letter”) are subject to mutual agreement of the parties hereto.

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1.             Commitments.

In connection with the foregoing, each Agent is pleased to advise you of its commitment, on a several but not joint basis, (x) in the case of DnB NOR, Nordea, SEB and RBS, to each provide up to $15,000,000 in commitments under the DIP Facility and (y) in the case of HSH and Citi, to each provide up to $7,500,000 in commitments under the DIP Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the DIP Term Sheet, this “Commitment Letter”) and in the Fee Letter, with such commitments to be applied pro rata to the revolving credit facility and the term loan facility.

2.             Titles and Roles.

You hereby appoint Nordea to act, and Nordea hereby agrees to act, as sole administrative agent (in such capacity, the “Administrative Agent”) and sole collateral agent (in such capacity, the “Collateral Agent”) for the DIP Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Nordea will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.  In addition, Nordea shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by Nordea, to one or more other banks, financial institutions and other institutional lenders (together with the Agents, the “Lenders”) or affiliates thereof, in each case as determined by Nordea.  You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Definitive Financing Documentation referred to below) will be paid in connection with the DIP Facility, unless you and we shall so agree.

In connection with any financing in which each Lender elects to participate, you and the Lenders shall enter into the Definitive Financing Documentation, which Definitive Financing Documentation shall set forth the terms and conditions, including discounts, fees, pricing and other terms and conditions for such financing (including those set forth in the DIP Term Sheet).

3.             Additional Lenders.

In our sole discretion, we may commence our efforts to bring in additional Lenders with respect to the DIP Facility promptly upon your execution and delivery to us of this Commitment Letter.  Timing for this, potential Lenders to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Agents in consultation with you. You agree actively to assist us in this process in a manner that is reasonably satisfactory to us.

4.             Information.

You represent, warrant and covenant that (a)(i) no information which has been or is hereafter furnished by you or on your behalf in connection with the DIP Facility (other than the estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Company (collectively, the “Projections”)) and (ii) no other information supplied or approved by you or on your behalf (other than the Projections) (such written information and other information being referred to herein collectively as the

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“Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Agents, it being recognized by the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You understand that, in arranging the DIP Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.             Conditions Precedent.

Each Agent’s agreement to perform the services described herein, is subject to (a) the Company having cooperated with the Agents in arranging the DIP Facility, including, without limitation, by promptly providing the Agents with all information reasonably deemed necessary by it in order to bring in additional Lenders, (b) your written acceptance of, and compliance with, the terms and conditions, of the Fee Letter and pursuant to which you agree to pay, or cause to be paid, to the Agents certain fees and expenses and to fulfill certain other obligations in connection with the Transaction, (c) no Agent becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information not previously known to such Agent which such Agent believes is materially negative information with respect to the Transaction or the property, assets, business, operations, liabilities, condition (financial or otherwise) or prospects of the Company taken as a whole, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Agent prior to the date hereof, and (d) the other conditions set forth or referred to in the DIP Term Sheet or, when executed, the Definitive Financing Documentation.

6.             Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and to proceed with the Definitive Financing Documentation, you hereby agree that all fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Agent and its respective affiliates arising in connection with the DIP Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter and the Definitive Financing Documentation (including in connection with our due diligence and including a collateral appraisal and collateral inspection) shall be for your joint and several account (and that you shall from time to time upon request from any Agent reimburse (on a joint and several basis) such Agent and its respective affiliates for all such reasonable fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the DIP Facility is made available or the Definitive Financing Documentation is executed. You further jointly and severally agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Agents with respect to the DIP Facility (each, a “Co-Agent”), each Lender (including in any event each Agent) and their respective affiliates and each director, officer, employee, representative and

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agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from (i) this Commitment Letter, the Definitive Financing Documentation, the Transaction or any related transaction or (ii) the use or the contemplated use of the proceeds of the DIP Facility and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

7.             Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion.  You acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, the Company, or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter, the Fee Letter or its other relationships with you to other companies (other than your and affiliates).  You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have

4

advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty with respect to the DIP Facility and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.             Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates, officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that you may disclose this Commitment Letter and the contents hereof (but you may not disclose the contents of the Fee Letter) to any rating agencies or pursuant to any public filings which in the opinion of your counsel are required pursuant to applicable law.  Notwithstanding the foregoing, you shall be permitted to furnish a copy of this Commitment Letter and, under seal, the Fee Letter to the Bankruptcy Court, any committee appointed in the Chapter 11 Case, the Office of the United States Trustee and such other parties in interest as may be necessary to obtain the required Bankruptcy Court approvals of the DIP Facility and the agreements and obligations related thereto; provided that any copies of the Fee Letter may only be furnished pursuant to and in compliance with the terms of a seal order regarding the Fee Letter that is anticipated to be entered by the Bankruptcy Court pursuant to a joint motion which will be filed by the Company and the Administrative Agent.

Each Agent and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and this Commitment Letter and the Fee Letter (and the respective terms and substance set forth herein and therein); provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over any Agent or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any Agent or any of its affiliates, (d) to the extent that such information is received by any Agent from a third party

5

that is not to its knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by any Agent, (f) to each Agent’s respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary market practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to the Bankruptcy Court for approval of this Commitment Letter, the Fee Letter and the DIP Facility, or (i) for purposes of establishing a “due diligence” defense. Each Agent’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Financing Documentation upon the initial funding of the DIP Facility.

You hereby represent and acknowledge that, to the best of your knowledge, no Agent, nor any employees or agents of, or other persons affiliated with, any Agent, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

The Agents shall be permitted to use information related to the syndication and arrangement of the DIP Facility in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you.  Prior to the Effective Date, each of the Agents shall have the right to review and approve any public announcement or public filing made by you or your representatives relating to the DIP Facility or to any of the Agents in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

9.             Assignments; Etc.

This Commitment Letter (and your rights and obligations hereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you.  Any and all obligations of, and services to be provided by any Agent hereunder (including, without limitation, the commitment of such Agent) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches.

10.          Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by you and each Agent.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

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Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be.  You acknowledge that information and documents relating to the DIP Facility may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that no Agent shall be liable for any damages arising from the use by others of information or documents transmitted in such manner.  Each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent.  This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and supersedes all prior understandings, whether written or oral, between us with respect to the matters herein.  Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

11.          Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

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12.          Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.          Surviving Provisions.

The provisions of Sections 1, 2, 6, 7, 8, 9, 10 and 11 of this Commitment Letter shall remain in full force and effect regardless of whether Definitive Financing Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those provisions relating to confidentiality and the payment of agency fees to the Administrative Agent as provided in the Fee Letter, shall automatically terminate and be superseded by the Definitive Financing Documentation upon the initial funding thereunder (the “Effective Date”) and the payment of all amounts owing at such time hereunder and under the Fee Letter.

14.          PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Agent is required to obtain, verify and record information that identifies the Company under the DIP Facility, which information includes the name, address, tax identification number and other information regarding the Company that will allow such Agent to identify the Company in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

15.          Termination and Acceptance.

Each Agent’s agreement to perform the services described herein will automatically terminate (without further action or notice and without further obligation to you) at 11:59 P.M., New York City time, on November 21, 2011 unless on or prior to such time the Transaction has been consummated.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:59 P.M., New York City time, on November 8, 2011.  Each Agent’s agreement to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS, INC.

By:	/s/ Peter Baumann
	Name:	Peter Baumann
	Title:	Managing Director

Signature Page to Commitment Letter

DNB NOR BANK ASA

By:	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:	/s/ Sanjiv Nayar
	Name:	SANJIV NAYAR
	Title:	Senior Vice President

Signature Page to Commitment Letter

HSH NORDBANK AG

By:	/s/ Marc Köchling
	Name:	Marc Köchling
Title:

By:	/s/ Marc Grünberg
	Name:	Marc Grünberg
Title:

Signature Page to Commitment Letter

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By:	/s/ Martin Lunder
	Name:	Martin Lunder
	Title:	Senior Vice President

By:	/s/ Lynn Sauro
	Name:	Lynn Sauro
	Title:	Assistant Vice President

Signature Page to Commitment Letter

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Bjarte Bøe
	Name:	Bjarte Bøe
	Title:	Head of Structured Finance

By:	/s/ Arne Juell-Skielse
	Name:	Arne Juell-Skielse
	Title:	Head of Shipping Finance Sweden

Signature Page to Commitment Letter

THE ROYAL BANK OF SCOTLAND

By:	/s/ Colin Manchester
	Name:	Colin Manchester
	Title:	Head of Shipping Coverage, Americas

By:
Name:
Title:

Signature Page to Commitment Letter

Accepted and agreed to as of
the date first above written:

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Chief Financial Officer & Executive Vice President

GENERAL MARITIME SUBSIDIARY CORPORATION

By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Chief Financial Officer & Executive Vice President

GENERAL MARITIME SUBSIDIARY II CORPORATION

By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Chief Financial Officer & Executive Vice President

Signature Page to Commitment Letter

EXHIBIT A

DIP Term Sheet

See attached.

PRELIMINARY TERM SHEET FOR
DEBTOR-IN-POSSESSION FACILITY

General Maritime Corporation

Set forth below is a term sheet in respect of the terms and conditions of an agreement to provide debtor-in possession financing in the chapter 11 cases (the “Chapter 11 Cases”) that may be filed in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by General Maritime Corporation (“Holdings”) and all of its direct and indirect subsidiaries other than the Excluded Subsidiaries (as defined below)(1) (Holdings, together with all such filing subsidiaries, the “Debtors”) to meet the Debtors’ liquidity requirements pending confirmation of an Acceptable Plan or completion of an Acceptable Sale Process (each as defined below). The agreement is subject to Definitive Financing Documentation (as defined below).

The statements contained in this term sheet and all discussions between and among the parties in connection therewith constitute confidential settlement communications entitled to protection under Rule 408 of the Federal Rules of Evidence.

I.                                        THE DIP FACILITY

Borrowers:	General Maritime Subsidiary Corporation and General Maritime Subsidiary II Corporation (each, a “Borrower”; collectively, the “Borrowers”).

Guarantors:	Holdings and each existing subsidiary of Holdings (other than the Borrowers) (collectively, the “Guarantors”; together with the Borrowers, the “Credit Parties”).

Administrative Agent:	Nordea Bank Finland plc, New York Branch (in such capacity, the “Administrative Agent”).

DIP Lenders:	Certain of the lenders (the “DIP Lenders”) under the Pre-Petition Senior Facilities (as defined below).(2)

Type, Amount and Maturity:	The debtor-in-possession facility (the “DIP Facility”) shall be in an original principal amount of up to $75,000,000 under which loans (“DIP Loans”) may be made and letters of credit (the “Letters of

(1)  For the avoidance of doubt, Holdings and each of its direct and indirect subsidiaries will be filing for chapter 11 other General Maritime Management (Hellas) Ltd., General Maritime Management (UK) LLC, General Maritime Management (Portugal) LLC, General Maritime Management (Portugal) Lda., General Maritime Crewing Pte. Ltd., and Limited “General Maritime Crewing” (together, the “Excluded Subsidiaries”).

(2)  It is understood that the members of the steering committee (the “Steering Committee”) of the Pre-Petition Senior Lenders (as defined below) may fund the full amount of the DIP Facility (as defined below), but that all the Pre-Petition Senior Lenders will be offered the opportunity to participate as DIP Lenders in the DIP Facility (as defined below) on terms to be agreed. On the closing date, the Steering Committee members will include Citigroup Global Markets Inc. (for and on behalf of itself, Citibank, N.A., Citicorp USA, Inc., Citicorp NorthAmerica, Inc. and/or any of their affiliates as may be appropriate), DnB NOR Bank ASA, HSH Nordbank AG, Nordea Bank Finland plc, New York Branch, Skandinaviska Enskilda Banken AB (publ) and The Royal Bank of Scotland.

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Credit”) may be issued up to a sublimit to be agreed upon. It is contemplated that the DIP Facility will be comprised of a $35,000,000 revolving credit facility and a $40,000,000 term loan facility.

The DIP Facility may be increased at the request of the Borrowers pursuant to further order of the Bankruptcy Court, after notice and a hearing, by an aggregate principal amount equal to $25,000,000 (by increasing either the revolving credit facility, the term loan facility or both), subject to the agreement of the applicable DIP Lenders (in their sole discretion) to provide such additional DIP Loans.

The DIP Facility is being extended to the Debtors in order to provide the Debtors with sufficient time and liquidity to consummate an Acceptable Plan (as defined below) or commence, and continue to completion, an Acceptable Sale Process (as defined below), in each case on the terms and conditions expressly set forth herein.

From and after the entry of an Interim Order approving the DIP Facility (in form and substance satisfactory to each DIP Lender and the Directing Parties (as defined below), the “Interim Order”), and subject to the satisfaction of the other terms and conditions of the DIP Facility, until entry of a final order approving the DIP Facility in form and substance satisfactory to each DIP Lender and the Directing Parties (the “Final Order”), not more than $30,000,000 of the DIP Facility (which shall be limited to loans under the term loan facility) will be available to the Borrowers in accordance with the terms thereof (the “Initial Available Commitment Amount”). The balance of the DIP Facility will be available upon and after entry of the Final Order, subject to the satisfaction of the other terms and conditions of the DIP Facility.

The DIP Facility will have a final maturity date at the earliest of:

1.

the date that is nine months following the date (the “Petition Date”) of commencement of the Chapter 11 Cases (the “Initial Maturity Date”), provided that the Initial Maturity Date shall be extended by an additional three months at the option of the Borrowers (the “Extension Option”) so long as (x) no default or event of default under the Definitive Financing Documentation shall have occurred and be continuing at such time, (y) the Borrowers shall have delivered to the Administrative Agent in writing, by not more than one month and not fewer than five business days prior to the Initial Maturity Date, an irrevocable notice of election to exercise the Extension Option and (z) the Borrowers shall have paid in immediately available funds an extension fee in an amount equal to 0.50% of the amount of each DIP Lender’s commitment to the Administrative Agent for distribution to the DIP Lenders;

2.	the effective date of any Chapter 11 reorganization plan for the Debtors; and

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	3.	the consummation of a sale pursuant to Section 363 of the Bankruptcy Code or otherwise of all or substantially all of the assets of the Debtors.

For the purposes hereof, “Directing Parties” shall mean either (x) the consent of (i) if the Steering Committee consists of four or more members, then all but one of the Steering Committee members, and (ii) if the Steering Committee consists of three or fewer members, each Steering Committee member, or (y) the Required Lenders under and as defined in the relevant Pre-Petition Senior Facilities (the “Relevant Pre-Petition Required Lenders”), provided that (i) in the event of a disagreement or inconsistency as to any matter between the Steering Committee and the Relevant Pre-Petition Required Lenders, the Relevant Pre-Petition Required Lenders shall control and (ii) in the event that the consent requirement set forth in clause (x) of this definition is satisfied with less than the unanimous consent of the Steering Committee, any dissenting Steering Committee member may require that the consent requirement set forth in clause (y) of this definition be satisfied for any action of the Directing Parties with respect to the matter subject to dispute.

Certain Milestones:

The Definitive Financing Documentation and any Final Order shall expressly authorize and require the Debtors to comply with the following restructuring and/or asset disposition milestones (the “Milestones”), unless otherwise agreed to by the Directing Parties:

1.

(i) the Debtors shall (x) obtain a binding written commitment and support agreement in form and substance acceptable to the Directing Parties from one or more third parties (each, an “Investor” and together, the “Investors”) regarding the terms of such Investors’ funding of the New Equity Amount (as defined below) and such Investors’ support for an Acceptable Plan and (y) file with the Bankruptcy Court an Acceptable Plan and a disclosure statement in respect thereof, in each case on or before the 75th day after the Petition Date; and

(ii)  the Debtors shall obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Directing Parties, approving a disclosure statement in respect of an Acceptable Plan and authorizing solicitation of such Acceptable Plan on or before the 135th day after the Petition Date; and

(iii)  the Debtors shall obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Directing Parties, confirming an Acceptable Plan, and such Acceptable Plan shall be substantially consummated, on or before the 210th day after the Petition Date; and

	2.	absent compliance with any of the foregoing, the Debtors, upon receipt of notice of such noncompliance from the Administrative Agent at the direction of the Directing Parties, shall immediately

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commence, and continue to completion, an Acceptable Sale Process.

Acceptable Plan:	“Acceptable Plan” shall mean a Chapter 11 plan of reorganization of the Debtors which is in form and substance satisfactory to the Directing Parties and which also provides for the following:

1.

the raising of new equity (or similar) capital that provides proceeds in an amount satisfactory to the Directing Parties to the reorganized Debtors as of the effective date of an Acceptable Plan, whether funded by the issuance of rights to purchase new common stock in the reorganized Debtors or otherwise, in any case on terms acceptable to the Directing Parties (the “New Equity Amount”);

	2.	either (a) payment in full in cash of the Pre-Petition Senior Facilities or (b) other treatment of the Pre-Petition Senior Facilities acceptable to the Directing Parties, which shall include:

		a.	treatment acceptable to the Directing Parties of all obligations outstanding under the $200,000,000 Credit Agreement dated as of May 6, 2011 (as amended, the “Oaktree Credit Facility”);

		b.	treatment acceptable to the Directing Parties of the $300,000,000 12% senior unsecured notes due 2017 issued by Holdings (the “Senior Unsecured Notes”);

		c.	an initial board of directors of the reorganized Debtors selected prior to the effective date of an Acceptable Plan in a fashion that is reasonably acceptable to the Directing Parties; and

		d.	a senior management retention and incentive plan reasonably acceptable to the Directing Parties; and

	3.	payment in full in cash of the DIP Facility.

Acceptable Sale Process:

An “Acceptable Sale Process” shall mean implementation of the bidding and sale procedures (the “Bidding and Sale Procedures”) in respect of all of the Debtors’ assets and property, approved by an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Directing Parties and the Debtors in all respects, and which shall, at a minimum, include the following terms:

	1.	the sale process may be a public auction or a private sale process;

2.

the right of the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and the Administrative Agent on behalf of the DIP Lenders to credit bid, whether as the stalking horse or otherwise (the “Credit Bid”), up to the full amount of their

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claims under Pre-Petition Senior Facilities and the DIP Facility, respectively, on terms and conditions satisfactory to (i) the Directing Parties with respect to a Credit Bid by the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and (ii) each DIP Lender with respect to a Credit Bid by the Administrative Agent on behalf of the DIP Lenders, shall be fully preserved in all circumstances;

3.

upon execution by (i) the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and (ii) the Administrative Agent on behalf of the DIP Lenders (with the consent of each Lender in the event of inclusion of the DIP Facility in the Credit Bid) of a purchase and sale agreement (or other documentation) with the Debtors (the “Stalking Horse Agreement”), in form and substance satisfactory to the Directing Parties and the Debtors, the Credit Bid shall be the “stalking horse” bid and the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and, in the event of inclusion of the DIP Facility in the Credit Bid, the Administrative Agent on behalf of the DIP Lenders shall be entitled to the Break-Up Fee (as defined below) and Expense Reimbursement (as defined below), provided that the Debtors may enter into an alternative stalking horse agreement with alternative bidder(s) within 10 business days of the commencement of the Acceptable Sale Process if such alternative stalking horse agreement provides for the payment in full in cash of the Pre-Petition Senior Facilities and the DIP Facility (or other treatment satisfactory to the Directing Parties) in form and substance acceptable to the Directing Parties (an “Alternative Stalking Horse Agreement”); provided that (i) if any such alternative bid provides for treatment of the DIP Facility other than by payment in full in cash, the terms of such alternative bid shall be acceptable in form and substance to each Lenders and (ii) if any such alternative bid provides for treatment of the Pre-Petition Senior Facilities other than by payment in full in cash, the terms of such alternative bid shall be acceptable in form and substance to the Directing Parties;

4.

the Pre-Petition Senior Lenders and, in the event of inclusion of the DIP Facility in the Credit Bid, the DIP Lenders shall be entitled in respect of the Credit Bid to (a) a “break-up fee” equal to 1% of the outstanding amount of the Pre-Petition Senior Facilities and the maximum commitments under the DIP Facility (the “Break-Up Fee”), and (b) the reimbursement of their reasonable expenses, in each case on terms acceptable to the Directing Parties (the “Expense Reimbursement”); provided that the Break-Up Fee shall only be payable if an Acceptable Sale Process is commenced, the Debtors do not enter into an Alterative Stalking Horse Agreement within the time period set forth in section (3) above and the Credit Bid is not the successful bid under the sale process;

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5.

an auction (to the extent necessary) and a hearing before the Bankruptcy Court to consider the sale of substantially all of the Debtors’ assets shall be scheduled for a date that is no later than 90 days following the commencement of an Acceptable Sale Process; and

6.

the proceeds of the sale of the Debtors’ assets shall fund (unless pre-funded by the DIP Lenders under the DIP Facility (which may then be included in the Credit Bid)) a reasonable wind-down budget (the “Wind-Down Budget”) for costs reasonably necessary to wind down the Chapter 11 Cases, including an amount for the reasonable fees and expenses of the estates’ professionals, which shall be (x) agreed to by the Debtors and either (i) the Relevant Pre-Petition Required Lenders (in the event that the Pre-Petition Senior Facilities are included in the Credit Bid) and the Required Lenders (in the event that the DIP Facility is included in the Credit Bid) or (ii) a third party purchaser of substantially all of the Debtors’ assets (without limitation of any of the DIP Lenders’ or the Pre-Petition Lenders’ rights) and (y) subject in all cases to approval of the Bankruptcy Court.

Final Order:	For the avoidance of doubt and in addition to the other requirements set forth herein, the Final Order shall, as the case may be:

1.

approve or be conditioned on pre-approval by Bankruptcy Court order of (a) the Milestones, (b) marketing procedures for obtaining the New Equity Amount in form and substance acceptable to the Directing Parties, (c) the Credit Bid as the stalking horse bid under the Acceptable Sale Process (subject to execution of the Stalking Horse Agreement and agreement on the Wind-Down Budget) or under any other circumstances and (d) the Bidding and Sale Procedures (including the Break-Up Fee and Expense Reimbursement); and

2.

require senior management of the Debtors, and all other personnel of the Debtors that the Steering Committee may request, to make themselves reasonably available to, and to use reasonable best efforts to cooperate with, the Steering Committee in respect of an Acceptable Plan or an Acceptable Sale Process, as the case may be.

DIP Liens:

The Credit Parties will grant liens and security interests as set forth below (the “DIP Liens”) on all of their assets and property, including all causes of action, but excluding Avoidance Actions (as defined below), whether now owned or hereafter acquired (the “Collateral”), subject to the Carve-Out (as defined below).

	1.	Liens on Unencumbered Property. Pursuant to Section 364(c)(2) of the Bankruptcy Code, first priority liens upon all unencumbered Collateral.

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	2.	Priming Liens. Pursuant to Section 364(d) of the Bankruptcy Code, priming liens upon all Collateral that is encumbered by liens securing:

		i	the existing $550,000,000 revolving credit facility (the “$550M Pre-Petition Facility”);

		ii	the existing $372,000,000 term loan and revolving credit facility (the “$372M Pre-Petition Facility” and, together with the $550M Pre-Petition Facility, the “Pre-Petition Senior Facilities”(3)); and

		iii	the Oaktree Credit Facility.

3.

Liens on Property Subject to Prior Liens. Pursuant to Section 364(c)(3) of the Bankruptcy Code, junior liens upon all Collateral subject to security interests (other than as set forth in clause 2 above) acceptable to each DIP Lender and the Directing Parties (the “Prior Liens”).

4.

Avoidance Actions. The Collateral shall not include actions for preferences, fraudulent conveyances, and other avoidance power claims under Sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (the “Avoidance Actions”), but shall include the proceeds of Avoidance Actions, which shall be available to pay any administrative claim held by the Administrative Agent, the Pre-Petition Senior Lenders in respect of the Pre-Petition Senior Facilities and the DIP Lenders in respect of the DIP Facility.

Priority of Liens:

The DIP Liens granted pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code will be, with the exception of the Carve-Out, the Prior Liens and as otherwise described above, first priority and superior to any security, mortgage, collateral interest or lien or claim to the Collateral.

Without limiting the foregoing, the DIP Liens will be senior in priority to any and all adequate protection liens of the Pre-Petition Senior Lenders and the lenders (the “Oaktree Lenders”) under the Oaktree Credit Facility, and are also not subject to or subordinate to (a) any lien or security interest that is avoided and preserved for the benefit of any Credit Party and its estate, (b) except as may be provided in the Definitive Financing Documentation, liens arising after the Petition Date, including the liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any Credit Party, (c) any intercompany or

(3)  The Pre-Petition Senior Facilities also include any Interest Rate Protection Agreement or Other Hedging Agreement (each as defined in the Pre-Petition Senior Facilities) entered into by any Pre-Petition Senior Lender and secured by the Pre-Petition Senior Collateral (as defined below).

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affiliate liens of any Credit Party or (d) upon entry of a Final Order, any claim or charge under Section 506(c) of the Bankruptcy Code.

Superpriority Administrative Claims:

The DIP Facility will be granted an allowed superpriority administrative expense claim with priority over all other allowed Chapter 11 and Chapter 7 administrative expense claims, including expenses of a Chapter 11 and Chapter 7 trustee, subject and subordinate to the Carve-Out, under Sections 364(c)(1), 503(b), 507(a)(2) and 507(d) of the Bankruptcy Code.

Carve-Out:

The DIP Facility is subject only to a carve-out (the “Carve-Out”), which shall be comprised of the following: (i) the payment of fees pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court and (ii) allowed (whether allowed prior to or after the Termination Notice (as defined below)) and unpaid fees and expenses of the Debtors’ professionals and the professionals of any statutorily appointed committee incurred from the Petition Date to the date of notice (such notice, the “Termination Notice”) from the Administrative Agent that an Event of Default has occurred, plus $5,000,000.

No portion of the Carve-Out may be used by any person to investigate or pursue any investigation or pursue any claims, causes of action, defenses, counterclaims, litigation or discovery against the Administrative Agent, any Pre-Petition Senior Lender or any DIP Lender (or their respective agents, professionals, employees, officers, subsidiaries, affiliates, etc.).

Adequate Protection:

The administrative agent (the “Pre-Petition Senior Agent”), the Lender Creditors and the other Secured Creditors, in each case under and as defined in the Pre-Petition Senior Facilities (the “Pre-Petition Senior Lenders”), will be entitled to receive the following adequate protection for the sale, lease or use by the Debtors (or other decline in value) of all of the Collateral, including use of “cash collateral” of the Pre-Petition Senior Lenders, with respect to which the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders have first priority liens or second priority liens securing obligations of the Debtors owing to them under the Pre-Petition Senior Facilities (the “Pre-Petition Senior Collateral”), the priming of their security interests and liens in the Pre-Petition Senior Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code:

1.

subject to the Carve-Out, a superpriority administrative expense claim as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the claims under Section 364(c)(1) of the Bankruptcy Code held by the Administrative Agent and the DIP Lenders in respect of the DIP Facility;

	2.	subject to the Carve-Out, liens on all property and assets of the Debtors with respect to which the Pre-Petition Senior Lenders have first priority or second priority liens under the Pre-Petition

8

Senior Facilities, having the priorities set forth above;

3.

(x) upon entry of the Interim Order, payment in cash of all interest and letter of credit, unused commitment and other fees under the Pre-Petition Senior Facilities that had accrued as of the Petition Date at the applicable rate provided for under the Pre-Petition Senior Facilities and (y) monthly in arrears, payment in cash of all interest and letter of credit, unused commitment and other fees that had accrued on and after the Petition Date at the non-default rate provided for under the Pre-Petition Senior Facilities (it being understood that the default rate will accrue to the fullest extent permitted under the Bankruptcy Code);

4.

without duplication of amounts required to be paid pursuant to the DIP Facility, upon entry of the Interim Order, payment in cash of all reasonable fees and expenses of the Pre-Petition Senior Lenders and the Pre-Petition Senior Agent that had accrued as of the Petition Date, including, without limitation, the fees and expenses of White & Case LLP (and any local counsel) and Lazard, and thereafter, within five days of presentment of invoices, payment in cash of all fees and expenses of the Pre-Petition Senior Agent and the Steering Committee that have accrued on and after the Petition Date, including, without limitation, the fees and expenses of White & Case LLP (and any local counsel) and Lazard; and

5.

Bankruptcy Court approval, under or in connection with entry of a Final Order, of the Milestones (including the Bidding and Sale Procedures and the Break-Up Fee and Expense Reimbursement), which shall remain in full force and effect notwithstanding repayment, acceleration or termination of the DIP Facility.

All adequate protection superpriority claims of the Pre-Petition Senior Lenders based on liens granted pursuant to the Pre-Petition Senior Facilities shall have the same relative priority that existed between them on the Petition Date and as set forth in each Intercreditor Agreement (as defined in each of the Pre-Petition Senior Facilities), as applicable.

The Oaktree Lenders shall be entitled to adequate protection which corresponds to the adequate protection set forth in clause 1 and 2 above granted for the Pre-Petition Senior Lenders, subject and junior in all cases to the claims, liens and interests of the Pre-Petition Senior Lenders of any kind or nature and subject to each Intercreditor Agreement. It is understood, for the avoidance of doubt, that no proceeds of the DIP Loans shall be used at any time to make any payments under the Oaktree Credit Facility or in respect of the Senior Unsecured Notes.

Use of DIP Loans and Letters of Credit:	On and after the entry of the Interim Order, proceeds of DIP Loans shall be used and the Letters of Credit shall be issued (i) to fund operating expenses, agreed adequate protection payments and other

9

general corporate and working capital requirements described in the Budget (as defined below), (ii) to pay transaction fees and expenses (including to fund any original issue discount and upfront fees) and (iii) to pay fees, expenses and interest to the Administrative Agent and the Steering Committee under the DIP Facility.

No proceeds of the DIP Facility and no Collateral (including cash collateral) may be used by any party to (i) investigate or pursue any claims, causes of action, defenses, counterclaims, litigation or discovery against the Administrative Agent, any DIP Lenders or any Pre-Petition Senior Lenders (or their respective agents, professionals, employees, officers, subsidiaries, affiliates, etc.) or (ii) pay any or all claims for fees and expenses of any other person or entity in connection with the investigation of, the assertion of or joinder in any claim, cause of action, counterclaim, action, proceeding, application, litigation, motion, objection, defense or other contested matter, the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration or similar relief: (x) invalidating, setting aside, avoiding, recharacterizing or subordinating, in whole or in part, any claim, indebtedness, liens and/or security interests of the Administrative Agent, the DIP Lenders or any Pre-Petition Senior Lenders; (y) objecting to or commencing any action that prevents or affirmatively delays the exercise by the Administrative Agent or the DIP Lenders of any of their respective rights and remedies under any agreement or document or the Interim Order or the Final Order; or (z) seeking any affirmative legal or equitable remedy against the Administrative Agent or any DIP Lender (or their respective agents, professionals, employees, officers, subsidiaries, affiliates, etc.).

Interest Rates:

All DIP Loans shall bear interest at the adjusted Eurodollar Rate (to be defined in the Definitive Financing Documentation and, in any event, to include a floor of 1.50%) plus 6.50% per annum on the daily outstanding balance; provided that at any time after the Borrowers exercise the Extension Option, the DIP Loans shall bear interest at the adjusted Eurodollar Rate (to be defined in the Definitive Financing Documentation and, in any event, to include a floor of 1.50%) plus 7.00% per annum on the daily outstanding balance. For DIP Loans bearing interest by reference to the adjusted Eurodollar Rate, interest periods of one month shall be available. Interest shall be payable monthly in arrears for all DIP Loans and upon prepayment, in each case computed on the basis of a 360-day year.

After the occurrence and during the continuance of an Event of Default, interest on all DIP Loans, the Letter of Credit fees and all other outstanding amounts will bear interest at a rate equal to 2.0% per annum plus the otherwise applicable rate.

Upfront Fees / Original Issue Discount:	An amount equal to 1.50% of the amount of each DIP Lender’s commitment to the Administrative Agent for distribution to the DIP Lenders, which fee shall be due and payable on the closing date.

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Commitment Fees:

Commitment fees equal to 50% of the applicable margin for DIP Loans per annum times the daily average unused portion of the DIP Facility shall accrue from the closing date and shall be computed on the basis of a 360-day year and payable monthly in arrears and upon the maturity or termination of the DIP Facility.

Letter of Credit Fees:

A letter of credit fee equal to the applicable margin for DIP Loans accruing at the Eurodollar Rate, payable to the Administrative Agent, which will be shared ratably by all DIP Lenders, and a fronting fee with respect to Letters of Credit equal to the greater of $500 per annum and 1/8 of 1% per annum, payable to the issuing DIP Lender, in each case such fees to be based upon the amount available from time to time for drawing under such Letter of Credit and payable monthly in arrears. Customary drawing and administration fees will be charged by each issuing DIP Lender.

Prepayments and Commitment Reductions:	Voluntary: Prepayments and commitment reductions under the DIP Facility may be made at any time without premium or penalty (other than breakage costs to the extent applicable).

Mandatory: Customary and appropriate mandatory prepayments for financings of this type and for this transaction in particular, including, without limitation, repayments with net proceeds from debt and equity issuances, asset sales and insurance/condemnation events (with exceptions to be determined), and similar mandatory prepayments as contained in the Pre-Petition Senior Facilities.

Representations and Warranties:	Customary and appropriate for financings of this type and for this transaction in particular, including similar representations and warranties as contained in the Pre-Petition Senior Facilities.

Covenants:

Customary and appropriate affirmative and negative covenants for financings of this type and for this transaction in particular, including weekly delivery of cash receipt and disbursement reports, Budget variance reports, and similar covenants as contained in the Pre-Petition Senior Facilities; continued compliance with all Milestone-related covenants.

Financial Covenants:	Financial covenants to be determined, including:

(i)

Budget compliance based on rolling 4-week cumulative cash flow (receipts less disbursements) in the aggregate (subject to a 20% variance and excluding restructuring related charges, professional fees, and debt service), tested weekly beginning the fourth week after the initial Budget (as attached to the Interim Order) is delivered to the Lenders, provided that the Budget will be updated every four weeks;

(ii) minimum cumulative EBITDA as set forth on Annex A hereto (from the month of the Petition Date) tested on a monthly basis beginning in the second month after the Petition Date (subject to

11

permitted variances set forth on Annex A hereto); and

(iii)

beginning after entry of the Final Order, minimum liquidity (which shall include amounts available for borrowing under the DIP Facility) of $15,000,000 from December 2011 to April 2012, and $10,000,000 from May 2012 to the Initial Maturity Date and through the Extension Option period, if applicable.

Events of Default:

Customary and appropriate for financings of this type and for this transaction in particular (including ship finance transactions), including the following (subject, in each case, to materiality thresholds, and customary notice and grace periods to be agreed): (i) non-payment of obligations; (ii) inaccuracy of representations or warranties (under the Definitive Financing Documentation) in any material respect; (iii) non-performance of covenants and obligations (under the Definitive Financing Documentation); (iv) default on other material post-petition debt; (v) change of control; (vi) compliance with ERISA; (vii) material post-petition judgments; (viii) actual or asserted (by the Debtors) invalidity or unenforceability of any Definitive Financing Documentation or liens securing obligations under the Definitive Financing Documentation; (ix) events of default relating to the Chapter 11 Cases, including (a) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to chapter 7 or appointment of a trustee or an examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code, (b) entry of an order granting relief from the automatic stay in respect of any of the vessels, (c) entry of an order staying, reversing, vacating or modifying the DIP Facility, the Interim Order or the Final Order without the prior written consent of the Administrative Agent or the Prepetition Senior Agent, or the Interim Order or Final Order ceasing to be effective for any reason, (d) entry of a Bankruptcy Court order granting any superpriority claim which is senior or pari passu with the DIP Lenders’ claims under the DIP Facility, (e) entry of a Bankruptcy Court order authorizing the sale of all or substantially any Debtor’s assets unless such order contemplates repayment in full in cash of the DIP Facility and the Pre-Petition Senior Facilities upon consummation of the sale, (f) the filing of a motion by any Debtor or other party in interest seeking any of the matters set forth in clauses (ix)(a) through and including (e), (g) the failure of the Debtors to comply with any of the Milestones or any related covenants (it being understood that a failure to comply with any of the Milestones in respect of an Acceptable Plan alone will result in the initiation of an Acceptable Sale Process, rather than an Event of Default); (h) the entry of the Final Order shall not have occurred within 30 days of the Petition Date; (i) expiration of the period provided by Section 1121 of the Bankruptcy Code for the Debtors’ exclusive right to file a plan; (j) pre-petition payments (other than as permitted by the DIP Facility, Interim Order or Final Order); (k) non-compliance by the Debtors with the terms of the Interim Order or the Final Order; (l) a Budget not being in effect on any day; and (m) cessation of liens or super-priority claims granted with respect to the DIP Facility to be

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valid, perfected and enforceable in all respects.

Remedies:

During the continuance of an Event of Default, and without any action or approval of the Bankruptcy Court, after five business days’ notice, the Administrative Agent may, and shall at the request of the Required Lenders (as defined below), (a) declare that the commitments be terminated and (b) declare all DIP Loans, all interest thereon and all other amounts and obligations to be due and payable. In addition, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Administrative Agent and the DIP Lenders, upon seven days’ written notice to the Borrowers, shall be entitled to exercise all of their respective rights and remedies under the Definitive Financing Documentation.

Amendment or Waivers:

Unless otherwise specified herein, amendments and waivers of the provisions of the DIP Facility and the related security agreements will require the written consent of the respective credit party thereto and the Required Lenders, and any such amendment will be binding on all parties, provided that (a) the consent of each DIP Lender directly and negatively affected thereby will be required with respect to (i) an increase in or extension of any DIP Lenders’ commitment under the DIP Facility, (ii) a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission, and (iii) an extension of the date of any payment of any amount under the DIP Facility, and (b) the consent of all of the DIP Lenders shall be required with respect to (i) the definition of “Required Lenders” or the amendment section, (ii) a term which expressly requires the consent of all the DIP Lenders, (ii) a proposed substitution, replacement or release of Holdings, the Borrowers, or any of the Guarantors which own a vessel, (iii) release of all, substantially all or a substantial part of the collateral and (iv) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under the DIP Facility.

Required Lenders:

DIP Lenders having aggregate outstanding commitments under the DIP Facility (or, if determined after termination of the commitments, the principal amount of the commitments and/or outstanding DIP Loans, as applicable, and participations in any outstanding Letters of Credit) equal to a majority of the total commitment under the DIP Facility at such time (the “Required Lenders”).

Miscellaneous:	Customary and appropriate indemnification, breakage, tax, reserve requirement, and waiver and amendment provisions for financings of this type and for this transaction in particular.

In addition to those conditions precedent that are usual and customary for this type of facility (including, without limitation, no violation or conflicts, governmental, board and third party approvals, absence of material litigation and compliance with margin regulations and the USA Patriot Act), the following additional conditions precedent for the initial or final borrowings, without limiting the foregoing, shall include, as the Administrative Agent shall deem appropriate in the context of the proposed transaction:

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II.                                   CONDITIONS PRECEDENT TO BORROWING ON INTERIM ORDER

DIP Facility Documentation:

(x) The definitive documentation evidencing the DIP Facility shall be in form and substance satisfactory to each DIP Lender and (y) the definitive collateral and other credit documentation shall be in form and substance satisfactory to the Administrative Agent, and shall include (i) a first priority perfected mortgage over each of the vessels owned by the Credit Parties, together with a first priority security interest in all earnings (including assignments of charter contracts, where applicable, and a pledge of earnings accounts) and proceeds of insurance related to such vessels, (ii) a deposit account control agreement over the accounts of each of the Credit Parties, (iii) a Bermuda share pledge over all the shares issued by each of the vessel-owning Credit Parties that are incorporated in Bermuda and (iv) all other documents reasonably requested by the Administrative Agent that are customary for transactions of this type (clauses (x) and (y) together, the “Definitive Financing Documentation”).

Interim Order:	The Interim Order shall have been entered by the Bankruptcy Court on or prior to November 21, 2011 and shall be in full force and effect and unstayed.

Adequate Protection:

All adequate protection payments, critical vendor payments and first day orders shall be reasonably satisfactory to the Steering Committee and, with respect to payments, shall be in accordance with the Budget.

Budget; Financial Statements:

The DIP Lenders shall have received certified copies of (i) a 13-week cash flow forecast prepared by the Borrowers (as supplemented from time to time in accordance with the DIP Facility, the “Budget”) in form and substance satisfactory to the Directing Parties and (ii) such historical and pro forma financial statements with respect to such periods as the Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to the Directing Parties.

No Material Adverse Effect:

Since the date of the Commitment Letter, nothing shall have occurred and the Administrative Agent and the DIP Lenders shall not have become aware of any facts or conditions not previously known which the Administrative Agent or any DIP Lender shall determine has had, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Pre-Petition Senior Facilities), provided that the commencement of the Chapter 11 Cases shall not constitute a Material Adverse Effect.

Fee Letter:

The Borrowers shall have executed and delivered to the Administrative Agent a fee letter (the “Fee Letter”), setting forth certain fees due and payable in connection with the DIP Facility including, without limitation, any upfront fees.

Miscellaneous:	The Administrative Agent and the DIP Lenders shall have completed and be satisfied with the results of their due diligence investigations and

14

shall also have received any information reasonably necessary to conduct such due diligence. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Fee Letter and herein, payable to the Administrative Agent and the DIP Lenders or otherwise payable in respect of the transaction, shall have been paid to the extent due. The DIP Lenders shall have received (x) legal opinions from counsel (including, without limitation, New York and maritime counsel) covering matters reasonably acceptable to the Administrative Agent and (y) appropriate officer certifications relating to closing conditions and items to be delivered in connection therewith.

III.                              CONDITIONS PRECEDENT TO FULL DIP FACILITY

Final Order:	The Final Order shall have been entered by the Bankruptcy Court on or prior to December 21, 2011 and shall be in full force and effect and unstayed.

No Material Adverse Effect:

Since the date of the Commitment Letter, nothing shall have occurred and the Administrative Agent and the DIP Lenders shall not have become aware of any facts or conditions not previously known which the Administrative Agent or any DIP Lender shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

IV.                               CONDITIONS PRECEDENT TO ALL BORROWINGS UNDER THE DIP FACILITY

Miscellaneous:

In addition to the conditions precedent to funding of the DIP Facility set forth in Sections II and III and the preamble thereto, as applicable, the conditions to all borrowings will include requirements relating to prior written notice of borrowing, the availability of DIP Loans and Letters of Credit, the accuracy of representations and warranties, a requirement that the Debtors’ cash and cash equivalent balances not exceed an amount to be determined, the absence of any Event of Default or potential event of default, and the full force and effectiveness of the Interim Order or the Final Order, and will otherwise be customary and appropriate for financings of this type.

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ANNEX A

Cumulative EBITDA

Month	Minimum EBITDA
November 2011	N/A
December 2011	$2,115,000
January 2012	$4,600,000
February 2012	$6,875,000
March 2012	$9,350,000
April 2012	$12,100,000
May 2012	$15,700,000
June 2012	$19,225,000
July 2012	$23,725,000
August 2012	$28,050,000
September 2012	$32,750,000
October 2012	$37,200,000

Exhibit D

Milestones

1.              The Company shall commence the Bankruptcy Case on or before November 17, 2011 (the “Petition Date”).

2.              The Company shall obtain the entry of the Interim DIP Order within 5 days after the Petition Date.

3.              Within 5 days after the Petition Date, the Company shall file a motion to approve the Equity Commitment as contemplated in the Equity Commitment Letter, in form and substance reasonably satisfactory to the Company, the Supporting Oaktree Lenders and the other Requisite Supporting Creditors (the “Equity Commitment Motion”), including authority to pay the Oaktree Fees (including the Break-Up Fee and the Expense Reimbursement as administrative expense obligations of the Company) (the “Equity Commitment Motion”).

4.              The Company shall file a supplement to the Equity Commitment Motion that includes a substantially complete copy of the Equity Commitment Agreement, in form and substance reasonably satisfactory to the Company, the Supporting Oaktree Lenders and the other Requisite Supporting Creditors, at least 7 days before the hearing on the Equity Commitment Motion.

5.              The Company shall obtain the entry of an order approving the relief sought in the Equity Commitment Motion, including authority to pay the Break-Up Fee and the Expense Reimbursement, on or before December 15, 2011.

6.              The Company shall obtain the entry of the Final DIP Order within 30 days after the Petition Date.

7.              The Company shall file the Plan and the Disclosure Statement, in form and substance reasonably satisfactory to the Requisite Supporting Creditors, on or before January 4, 2012.

8.              The Company shall obtain the entry of an order approving the Disclosure Statement within 40 days after the Plan and Disclosure Statement are filed.

9.              The Company shall commence solicitation on the Disclosure Statement within 7 days after the Disclosure Statement is approved.

10.       The hearing to confirm the Plan shall be held within 50 days after the Disclosure Statement is approved.

11.       The Company shall obtain entry of an order confirming the Plan, including all exhibits, appendices and related documents, each in form and substance reasonably acceptable to the Requisite Supporting Creditors in that Class within 10 days after the confirmation hearing begins.

12.       The effective date under the Plan shall occur within 14 days of entry of the order confirming the Plan.

[The remainder of this page is intentionally left blank.]

Exhibit E

Transferee Acknowledgement

This joinder (this “Joinder”) to the Restructuring Support Agreement, dated as of November        2011 (the “Agreement”), by and among (i) General Maritime Corporation (“GMR”) and all of its subsidiaries (the “Company”), (ii) the undersigned lenders (the “Supporting $550 Million Credit Facility Lenders”) under the $550 Million Credit Facility (as defined below), (iii) the undersigned lenders (the “Supporting $372 Million Credit Facility Lenders,” and together with the Supporting $550 Million Credit Facility Lenders, the “Supporting Credit Facility Lenders”) under the $372 Million Credit Facility (as defined in the Agreement) and (iv) the undersigned lenders (the “Supporting Oaktree Lenders,” and together with the Supporting Credit Facility Lenders, the “Supporting Creditors”) under the Oaktree Facility (as defined in the Agreement), is executed and delivered by [                                ] (the “Joining Party”) as of [                                ], 2011.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.             Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Supporting Credit Facility Lender” and a “Party” for all purposes under the Agreement.

2.             Representations and Warranties.  With respect to the aggregate principal amount of debt owed under the Prepetition Senior Facilities, the Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, or holder of investment authority over (with authority to bind such holder), the debt outstanding under the Credit Agreements in the principal amounts as identified below its name on the signature page hereof, and (b) makes the representations and warranties set forth in section 14 of the Agreement to each other Party.

3.             Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.             Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile: [FAX]

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:

Title:

	Holdings:	$ of Debt Under the $ Million Credit Facility

[SUPPORTING CREDIT FACILITY LENDER]

By:
Name:
Title:

	Holdings:	$ of Debt Under the $ Million Credit Facility

Acknowledged:

GENERAL MARITIME CORPORATION

(on its own behalf on behalf of each of its subsidiaries)

By:
Name:
Title:

Annex I

Restructuring Support Agreement